As filed with the Securities and Exchange Commission on February 13, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APTOSE BIOSCIENCES INC.

(Exact Name of Registrant As Specified In Its Charter)

Canada	2836	98-1136802
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

66 Wellington Street West, Suite 5300

TD Bank Tower, Box 48

Toronto, Ontario M5K 1E6

Canada

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Aptose Biosciences U.S. Inc.

Unit 120, 12770 High Bluff Drive

San Diego, California 92130

(858) 926-2730

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Daniel M. Miller Dorsey & Whitney LLP Suite 1070, 1095 West Pender Street Vancouver, British Columbia Canada V6E 2M6	Fletcher Payne Senior Vice President and Chief Financial Officer Aptose Biosciences Inc. 66 Wellington Street West, Suite 5300 TD Bank Tower, Box 48 Toronto, Ontario M5K 1E6 Canada

From time to time after the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☐

If this Form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Company hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 13, 2025

PRELIMINARY PROSPECTUS

12,030,218 Common Shares

This prospectus relates to the resale of up to 12,030,218 Common Shares, no par value, of Aptose Biosciences Inc. (the “Common Shares”), which may be offered by Keystone Capital Partners, LLC (“Keystone”, “Keystone Capital Partners” or the “Selling Shareholder”). The Common Shares being offered by the Selling Shareholder are outstanding or issuable pursuant to the Common Share Purchase Agreement dated February 7, 2025 (the “Purchase Agreement”). See “The Keystone Capital Transaction” for a description of the Purchase Agreement. Also, please refer to “Selling Shareholder” beginning on page 27. Such registration does not mean that Keystone will actually offer or sell any of these Common Shares. We will not receive any proceeds from the sales of the above Common Shares by the Selling Shareholder; however, we will receive proceeds under the Purchase Agreement if we sell Common Shares to the Selling Shareholder.

Our Common Shares are listed on the Nasdaq Capital Market (“Nasdaq”), under the symbol “APTO” and on the Toronto Stock Exchange (“TSX”) under the symbol “APS”. On February 7, 2025, the last reported sale price of the Common Shares on Nasdaq was $0.178 per Common Share and on the TSX was C$0.26.

The Selling Shareholder is an “underwriter” within the meaning of the Securities Act of 1933. The Selling Shareholder is offering these Common Shares. The Selling Shareholder may sell all or a portion of these Common Shares from time to time in market transactions through any market on which our Common Shares is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Shareholder will receive all proceeds from the sale of the Common Shares. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Investing in our Common Shares involves a high degree of risk. Review the risk factors beginning on page 17 of this prospectus carefully before you make an investment in our securities. You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2025

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Shareholder named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the Information Incorporated by Reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

Neither we nor the Selling Shareholder have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

We further note that the representations, warranties and covenants made in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

As used in this prospectus and in any prospectus supplement, unless the context otherwise requires, the terms “Aptose,” the “Company,” “we,” “us,” and “our” refer to Aptose Biosciences Inc., and, unless the context requires otherwise, the subsidiaries through which it conducts business.

Unless stated otherwise or if the context otherwise requires, all references to dollar amounts in this prospectus are references to U.S. dollars.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities law. We refer to such forward-looking statements and forward-looking information collectively as “forward-looking statements”. These statements relate to future events or future performance and reflect our expectations and assumptions

i

regarding our growth, results of operations, performance and business prospects and opportunities. Such forward-looking statements reflect our current beliefs and are based on information currently available to us. In some cases, forward-looking statements can be identified by terminology such as “may”, “would”, “could”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue” or the negative of these terms or other similar expressions concerning matters that are not historical facts.

The forward-looking statements contained in this prospectus and in the documents incorporated by reference reflect our current views with respect to future events, are subject to significant risks and uncertainties, and are based upon a number of estimates and assumptions that, while considered reasonable by us, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, among others:

•	our risk of imminent bankruptcy;

•	we need to obtain substantial funding immediately in order to continue operations and our exploration of strategic alternatives;

•	our compliance plans to address various notifications from Nasdaq and whether such compliance plans will be accepted by Nasdaq;

•	our ability to continue as a going concern;

•	our lack of product revenues;

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our early stage of development, particularly the inherent risks and uncertainties associated with (i) developing new drug candidates generally, (ii) demonstrating the safety and efficacy of these drug candidates in clinical studies in humans, and (iii) obtaining regulatory approval to commercialize these drug candidates;

•	our need to raise substantial additional capital in the near future and that we may be unable to raise such funds when needed and on acceptable terms;

•	further equity financing, which may substantially dilute the interests of our existing shareholders;

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clinical studies and regulatory approvals of our drug candidates are subject to delays, and may not be completed or granted on expected timetables, if at all, and such delays may increase our costs and could substantially harm our business;

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our reliance on external contract research/manufacturing organizations for certain activities and if we are subject to quality, cost, or delivery issues with the preclinical and clinical grade materials supplied by contract manufacturers, our business operations could suffer significant harm;

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clinical studies are long, expensive and uncertain processes and the United States Food and Drug Administration, or “FDA”, or other similar foreign regulatory agencies that we are required to report to, may ultimately not approve any of our product candidates;

•	our ability to comply with applicable regulations and standards;

•	our inability to achieve our projected development goals in the time frames we announce and expect;

•	difficulties in enrolling patients for clinical trials may lead to delays or cancellations of our clinical trials;

•	our reliance on third parties to conduct and monitor our preclinical studies;

•	our ability to attract and retain key personnel, including key executives and scientists;

•	any misconduct or improper activities by our employees;

•	our exposure to exchange rate risk;

•	our ability to commercialize our business attributed to negative results from clinical trials;

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the marketplace may not accept our products or product candidates due to the intense competition and technological change in the biotechnical and pharmaceuticals, and we may not be able to compete successfully against other companies in our industries and achieve profitability;

•	our ability to obtain and maintain patent protection;

•	our ability to afford substantial costs incurred with defending our intellectual property;

•	our ability to protect our intellectual property rights and not infringe on the intellectual property rights of others;

•	our business is subject to potential product liability and other claims;

•	potential exposure to legal actions and potential need to take action against other entities;

•	commercialization limitations imposed by intellectual property rights owned or controlled by third parties;

•	our ability to maintain adequate insurance at acceptable costs;

•	our ability to find and enter into agreements with potential partners;

•	extensive government regulation;

•	data security incidents and privacy breaches could result in increased costs and reputational harm;

•	our common share price has been and is likely to continue to be volatile;

•	future sales of our common shares by us or by our existing shareholders could cause our common share price to drop;

•	changing global market and financial conditions;

•	changes in an active trading market in our common shares;

•	difficulties by non-Canadian investors to obtain and enforce judgments against us because of our Canadian incorporation and presence;

•	our “smaller reporting company” status;

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any failures to maintain an effective system of internal controls may result in material misstatements of our financial statements, or cause us to fail to meet our reporting obligations or fail to prevent fraud;

•	our broad discretion in how we use the proceeds of the sale of Offered Shares

•	our ability to expand our business through the acquisition of companies or businesses; and

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other risks detailed from time-to-time in our on-going filings with the SEC and Canadian securities regulators, and those which are discussed under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference.

Should one or more of these risks or uncertainties materialize, or should the assumptions described in the sections entitled “Risk Factors” in this prospectus and in the documents incorporated by reference underlying those forward-looking statements prove incorrect, actual results may vary materially from those described in the forward-looking statements.

More detailed information about these and other factors is included in this prospectus under the section entitled “Risk Factors” and in the documents incorporated by reference into this prospectus. Although we have attempted to identify factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Forward-looking statements are based upon our beliefs, estimates and opinions at the time they are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or circumstances should change, except as required by applicable law. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

Forward-looking statements contained in this prospectus are made as of the date of this prospectus. Forward-looking statements made in a document incorporated by reference into this prospectus are made as of the date of the original document and have not been updated by us except as expressly provided for in this prospectus.

Except as required under applicable securities legislation, we undertake no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. We qualify all the forward-looking statements contained in this prospectus and the documents incorporated by reference in this prospectus by the foregoing cautionary statements.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of Canada. Many of our directors and officers and the experts named in this prospectus are residents of countries other than the United States, and all or a substantial portion of their assets and some of our assets are located outside the United States. We have appointed Aptose Biosciences U.S. Inc. as our agent for service of process in the United States, but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. Additionally, it may not be possible for you to enforce judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. In addition, there is doubt as to whether an original action could be brought in Canada against us or our directors or officers based solely upon U.S. federal or state securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of U.S. federal or state securities laws.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference. It may not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and the financial statements and related notes included or incorporated by reference herein. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

Aptose Biosciences Inc.

Our Business

Aptose Biosciences Inc. (“Aptose,” the “Company,” “we,” “us,” or “our”) is a science-driven clinical stage biotechnology company committed to the development and commercialization of precision medicines addressing unmet clinical needs in oncology, with an initial focus on hematology. The Company’s small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company’s executive offices are located in San Diego, California, and our head office is located in Toronto, Canada.

Tuspetinib, (“Tuspetinib” or “TUS”), Aptose’s lead program, is being developed for frontline combination therapy in newly diagnosed acute myeloid leukemia (“AML”) patients to unlock the most significant patient impact and greatest commercial opportunity. AML is a highly aggressive cancer of the bone marrow and blood, and there is a tremendous unmet need for a therapy that can extend survival of newly diagnosed AML patients and improve their quality of life. Newly diagnosed AML patients typically fail all frontline (1L) therapies, and responses to subsequent salvage therapies in the relapsed or refractory (R/R) setting are limited, highlighting the need for a more effective triple drug (“triplet”) combination therapy to increase survival in the frontline setting.

Current standard of care treatment in the 1L setting for many newly diagnosed AML patients includes a doublet combination of venetoclax and a hypomethylating agent (VEN+HMA). Exploratory triplet therapies using current agents added to VEN+HMA have achieved notable response rates but are compromised because of toxicities and the limited activity across subpopulations of AML patients. In contrast, tuspetinib is a convenient, orally administered, once-daily kinase inhibitor that targets select kinases operative in AML and exerts broad activity across AML populations with adverse genetics. However, tuspetinib avoids kinases that typically cause toxicities associated with other kinase inhibitors and has demonstrated an excellent safety profile. These properties position tuspetinib as an ideal agent for addition to the VEN+HMA backbone therapy to create a superior triplet (TUS+VEN+HMA) frontline therapy to treat newly diagnosed AML.

Aptose is currently conducting a Phase 1/2 clinical trial to develop Tuspetinib in the TUS+VEN+HMA triplet drug combinations in newly diagnosed AML patients, and once the study enrolls, we expect to deliver important clinical data (CR and MRD negativity rates, safety, and survival) over the following 6 to 12 months. It was essential to understand the safety, tolerability, and response activities of tuspetinib as a single agent and as the TUS+VEN doublet combination before advancing to the TUS+VEN+HMA triplet. We therefore performed a clinical trial of TUS single agent in patients with relapsed or refractory (R/R) AML and then performed a trial with the TUS+VEN doublet therapy in R/R AML patients and now have advanced the TUS+VEN+HMA frontline therapy into newly diagnosed AML patients. To be precise, we have now completed a dose escalation and dose exploration international Phase 1/2 clinical trial to assess the safety, tolerability, pharmacokinetics, pharmacodynamic responses, and efficacy of TUS single agent in patients with R/R AML. Significant bone marrow blast reductions and clinical responses without dose limiting toxicities were achieved at four dose levels across a broad diversity of mutationally-defined AML populations and with a highly favorable safety profile.

Tuspetinib to date has demonstrated a favorable safety profile and has caused no drug-related QTc prolongations, liver or kidney toxicities, muscle damage, or differentiation syndrome, and no myelosuppression with continuous dosing of patients in remission. At a dose of 80 mg, tuspetinib demonstrated notable response rates in R/R AML patients that had never been treated with venetoclax (VEN-naive AML): CR/ CRh=36% among all-comers, CR/CRh=50% among patients with mutated FLT3, and CR/CRh=25% in patients with wildtype FLT3.

Following completion of the single agent dose escalation and exploration trial, tuspetinib advanced into the APTIVATE expansion trial of the Phase 1/2 program to evaluate the TUS+VEN doublet in R/R AML patient populations. The TUS+VEN doublet combination therapy maintained a favorable safety profile: no new or unexpected safety signals were observed, and there were no reported drug-related adverse events of QTc prolongation, differentiation syndrome, or deaths. The TUS+VEN doublet combination also achieved significant bone marrow reductions and clinical responses in heavily pretreated R/R AML patients, including those with mutated TP53, mutated NKRAS, wildtype or mutated FLT3, and those who failed prior therapy with venetoclax (“Prior-VEN”) or FLT3 inhibitors (“Prior-FLT3i”).

Collectively, the clinical safety and efficacy data with TUS single agent and TUS+VEN doublet in R/R AML patients position tuspetinib for development as the TUS+VEN+HMA triplet in newly diagnosed AML patients. Newly diagnosed AML patients are VEN-naïve, FLT3i-naïve, and HMA-naïve—this patient population is expected to be highly responsive to a tuspetinib-containing triplet therapy. Based on the safety and efficacy profile of tuspetinib, we believe that tuspetinib as part of the TUS+VEN+HMA triplet, if approved, could establish a new standard of care therapy for newly diagnosed patients with mutated or unmutated FLT3 and in patients with other adverse genetic abnormalities. These beliefs related to the potential patient treatment and commercial opportunities are based on management’s current assumptions and estimates, which are subject to change, and there can be no assurance that tuspetinib will ever be approved or successfully commercialized and, if approved and commercialized, that it will ever generate significant revenues. See our “Risk Factors—“We are an early-stage development company with no revenues from product sales.” and “We have a history of operating losses. We expect to incur net losses and we may never achieve or maintain profitability.” in our Annual Report on Form 10-K filed with the SEC on March 26, 2024, incorporated by reference in this prospectus.

Luxeptinib (“LUX”) is an orally administered, highly potent kinase inhibitor that selectively targets defined clusters of kinases that are operative in hematologic malignancies. LUX has demonstrated clinical activity in R/R AML and in R/R B-cell cancer patients but was not consistently achieving the desired exposure levels to drive responses. Absorption of the original G1 formulation hindered the effectiveness of LUX, so a new G3 formulation was developed. Clinical evaluation of the G3 formulation has been completed in a single dose bioavailability study across five dose levels and then with continuous dosing using two different dose levels. The G3 formulation achieved our desired plasma exposure benchmark, with approximately 10-fold better absorption, and better tolerability than the original formulation. We are seeking alternative development paths and collaborations for LUX. Given current funding and our prioritization of tuspetinib, we have decided to pause funding the development of LUX.

Tuspetinib

Indication and Clinical Trials:

Tuspetinib is an oral, highly potent, small molecule inhibitor of kinases operative in myeloid malignancies and known to be involved in tumor proliferation, resistance to therapy and differentiation. Preclinical in vitro and in vivo studies suggest that Tuspetinib may be an effective monotherapy and combination therapy in patients with hematologic malignancies including AML. A U.S. based Phase 1/2 clinical trial with the TUS+VEN+HMA triplet drug combinations in newly diagnosed AML patients is currently being conducted. An international Phase 1/2 clinical trial in patients with relapsed or refractory AML, in which patients received either TUS single agent or the TUS+VEN doublet, has been completed. That study delivered evidence of robust clinical activity, including multiple complete responses in R/R AML patients with various disease genotypes, and no toxicity trends that prevented advancement of TUS into the TUS+VEN+AZA triplet clinical study.

The FDA granted orphan drug designation to tuspetinib for the treatment of patients with AML in October 2018. Orphan drug designation is granted by the FDA to encourage companies to develop therapies for the treatment of diseases that affect fewer than 200,000 individuals in the United States. Orphan drug status provides research and development tax credits, an opportunity to obtain grant funding, exemption from FDA application fees and other benefits. The orphan drug designation also provides us with seven additional years of marketing exclusivity in this indication.

On December 3, 2024, the Company announced that the National Cancer Institute (NCI), part of the National Institutes of Health, and Aptose Biosciences Inc. have entered into a Cooperative Research and Development Agreement (“CRADA”). Under the CRADA, the NCI and Aptose will collaborate on the clinical development of Aptose’s proprietary lead clinical-stage compound tuspetinib (TUS), an inhibitor of key signaling kinases involved in myeloid malignancies, in the NCI Cancer Therapy Evaluation Program (CTEP) sponsored myeloMATCH trials employing combinations of targeted therapy for the treatment of molecularly defined acute myeloid leukemia (AML) and myelodysplastic syndromes (MDS) populations. These trials will be conducted by NCI’s National Clinical Trials Network (NCTN), with the participation of the NCI Community Oncology Research Program (NCORP) in the U.S. and Canada.

The myeloMATCH precision medicine trials (NCT05564390), funded by the NCI, were officially launched on May 16, 2024. myeloMATCH aims to expedite the development of tailored drug combination treatments for patients with newly diagnosed AML and MDS and to treat patients with these aggressive cancers of the blood and bone marrow from diagnosis throughout their treatment journey.

Manufacturing:

Following the Tuspetinib licensing agreement between Aptose and Hanmi on November 4, 2021 (the “Tuspetinib Licensing Agreement”), Aptose received from Hanmi an existing inventory of drug product expected to support continuation of the current Phase 1/2 study. The Company and Hanmi also entered into a separate supply agreement in 2022 for additional production of new drug substance and drug product to support further clinical development. Additional batches of API and drug product have been produced by other companies during 2022 and 2023.

Program Updates at Recent Scientific Forums:

Aptose plans to initiate the tuspetinib + venetoclax + azacitidine (TUS+VEN+AZA) triple drug combination study in newly diagnosed AML patients with 40 mg tuspetinib and then to dose escalate the tuspetinib dose to 80 mg. Safety and activity as a single agent were demonstrated with the 40 mg dose of tuspetinib in R/R AML patients. This 40 mg dose represents one dose level below the 80 mg single agent recommended phase 2 dose (RP2D) of tuspetinib in R/R AML patients, this dose escalation approach which is the typical FDA recommended starting dose for drug combination studies.

In December 2024, Aptose attended the 66th Annual American Society of Hematology (ASH) Meeting and Exposition in San Diego, California, and presented a poster entitled “Phase 1 Safety and Efficacy of Tuspetinib Plus Venetoclax Combination Therapy in Study Participants with Relapsed or Refractory Acute Myeloid Leukemia (AML) Support Exploration of Triplet Combination Therapy of Tuspetinib Plus Venetoclax and Azacitidine for Newly Diagnosed AML”.

Key Findings and Messages included:

•	TUS+VEN+AZA triplet trial is proceeding in newly diagnosed AML patients

•	TUS+VEN retains activity in the difficult-to-treat prior-VEN AML population

•	TUS+VEN is active in FLT3 wildtype, representing ~70% of AML patients

•	TUS+VEN is well tolerated and can be safely co-administered

•	TUS+VEN is active across broad populations of R/R AML

•	Combination of TUS with VEN may avoid VEN resistance

•	TUS+VEN+AZA triplet may establish a more effective, mutation agnostic standard of

•	care for chemotherapy ineligible AML patients

Highlights of the ASH poster presentation included

TUS as Single Agent (n= 93 Patients)

•	60% and 42% CR/CRh with 80 mg TUS in FLT3 mutated and all-comer VEN-naïve AML

•	33% CRc & 42% ORR (CR, CRp, CRh, CRi or PR) in FLT3 mutated and VEN-naïve patients

•	Includes 40, 80, 120, and 160 mg TUS dose as a single agent

•	Includes those who failed prior therapy with venetoclax

•	Includes those with mutated or unmutated FLT3, those who failed prior-HSCT, priorFLT3i, prior-chemotherapy, prior-HMA

•	TUS once daily orally as a single agent achieved CR/CRh responses at four different dose levels (40, 80, 120, and 160 mg) with no dose limiting toxicities (no DLTs)

•	TUS showed a favorable safety profile with no DLTs through 160 mg per day, and no drug related discontinuations, no QTc, no differentiation syndrome, and no deaths

TUS/VEN Combination Therapy (n= 79 Patients)

•	40% ORR with 80 mg TUS + 400 mg VEN in FLT3 mutated patients

•	83% (5/6) had failed prior-VEN treatment and 50% (3/6) had failed both prior-VEN and FLT3i treatment

•	TUS+VEN achieved responses among diverse R/R AML with adverse mutations in VEN-naïve, prior-VEN, FLT3WT, FLT3MUT, prior-FLT3

•	TUS+VEN showed favorable safety and tolerability with no new or unexpected safety

On June 14, 2024, Aptose presented tuspetinib (TUS) clinical findings as a clinical poster presentation and preclinical findings as a e-poster at the European Hematology Association (EHA) 2024 Hybrid Congress in Madrid, Spain. Highlights of the findings include:

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Tuspetinib Monotherapy (TUS) and Tuspetinib + Venetoclax (TUS+VEN) Doublet Therapy Show Broad Clinical Activity and Strong Safety Data in relapsed or refractory (R/R) Acute Myeloid Leukemia (AML) and Differentiate TUS from other Investigational Drugs in AML

•	TUS Monotherapy and TUS+VEN Doublet Therapy Active in Difficult-to-treat Genetic Subgroups, FLT3 Wildtype AML

•	TUS Shown to Target VEN Resistance Mechanisms and Retain Activity on VEN-Resistant AML Cells in Preclinical Study

•	Tuspetinib + Venetoclax + Azacitidine (TUS+VEN+AZA) Triplet Trial to Treat Newly Diagnosed AML Patients; Clinical Sites Being Activated

Our APTIVATE clinical trial of Tuspetinib as a monotherapy (TUS) and in combination treatment with Venetoclax (TUS+VEN) in a very ill AML patient population, yielded excellent and consistent safety findings and demonstrated clinical activity across a broad range of AML – including many with highly adverse genetic mutations. These findings supported advancement of Tuspetinib as an ideal third agent to add to a venetoclax and hypomethylating agent regimen for the frontline treatment of Newly Diagnosed AML patients. Conclusions from the clinical poster, entitled “Safety and Efficacy of Tuspetinib as Monotherapy and Combined with Venetoclax in a Phase 1/2 Trial of Patients with Relapsed or Refractory (R/R) Acute Myeloid Leukemia” include:

•	Extensive dose exploration was performed with TUS (93 patients) and TUS+VEN (79 patients) in highly treatment experienced R/R AML patients (prior VEN, FLT3i, HMA, chemotherapy, HSCT)

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TUS monotherapy achieved complete remissions at 40, 80, 120, and 160 mg with no DLT, achieved a 42% CRc and 50% ORR in VEN naïve and FLT3-mutation harboring patients, and achieved responses in patients harboring highly adverse genetics (TP53MUT, RASMUT, other)

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TUS+VEN Doublet remained safe and well tolerated (40mg TUS + 400mg VEN | 80mg TUS + 400mg VEN), and achieved bone marrow blast reductions and responses among diverse R/R AML patients with adverse mutations and prior failure of VEN

•	TUS targets known VEN resistance mechanisms in vitro and is clinically active in both FLT3MUT & FLT3WT R/R AML populations even after prior VEN exposure.

The greatest unmet medical need in AML is for an improved frontline therapy in Newly Diagnosed AML patients. Tuspetinib is now being developed as the TUS+VEN+HMA to establish a new standard of care for the treatment of these Newly Diagnosed AML patients that may increase response rates, extend survival, safely improve quality of life, treat a broad spectrum of genetically unique AML patient populations, and blunt the development of resistance to Venetoclax.

•	Progress has been made with VEN+HMA in 1L therapy but 1/3 do not respond and median OS <15 months with <25% alive at 3-years.

•	Response rates and OS need improvement, especially in adverse genetic subgroups

•

Emergence of VEN resistance via RAS/MAPK, TP53, and FLT3 clonal expansion, among other mechanisms, leads to relapse or refractory (R/R) AML that does not respond well to subsequent salvage therapies in R/R setting.

•	A 3rd agent is needed to boost responses with VEN+HMA standard of care therapy.

•	We believe Tuspetinib is the ideal 3rd Agent for Addition to VEN+AZA to Treat Newly Diagnosed AML

•	TUS has excellent safety alone and in combination with VEN when co-administered

•	TUS has broad activity across genetic subgroups including TP53, RAS/MAPK, & FLT3 mutants

•	TUS mechanism may minimize drug resistance to VEN via inhibition of key AML kinases

•	TUS can be administered with or without food allowing co-administration with VEN

•	Preliminary PK data suggest no clinically meaningful interaction between TUS and VEN requiring dose modification for co-administration.

In addition to the Tuspetinib clinical poster, a separate preclinical abstract was published as an e-poster publication at EHA, entitled “Tuspetinib Retains Nanomolar Potency Against AML Cells Engineered to Express the NRAS G12D Mutation or Selected for Resistance to Venetoclax’. The study demonstrated that TUS targets known venetoclax (VEN) resistance mechanisms, retaining nanomolar potency against AML cells engineered to express the NRAS-G12D mutation or selected for resistance to VEN, and in combination with VEN, could prevent emergence of resistance to both agents. TUS resistant cells showed hypersensitivity to VEN such that treatment with both drugs could also interfere with the emergence of TUS resistance.

On March 26, 2024, Aptose announced that more than 170 patients to date received TUS alone or in combination with the BCL-2 inhibitor venetoclax (VEN) during the Phase 1/2 clinical program in the very ill relapsed or refractory (R/R) AML patient population. At the single agent 80 mg dose, TUS achieved a favorable safety profile and an impressive response rate among patients who were naive to VEN. The safety profile of TUS remained favorable when TUS was combined with VEN in R/R AML patients, and responses were achieved in both patients naive to VEN and those who failed prior therapy with VEN. TUS avoids many typical toxicities observed with other agents and achieves broad activity across AML patients with a diversity of adverse genetic abnormalities.

On December 9, 2023, Aptose featured tuspetinib in an oral presentation at the 65th American Society of Hematology (ASH) Annual Meeting and Exposition and announced that a growing body of clinical data for Aptose’s lead compound tuspetinib, demonstrates significant benefit as a single agent and in combination with venetoclax in patients with R/R AML in the ongoing APTIVATE Phase 1/2 study. Data were presented in an oral presentation by lead investigator Naval G. Daver, M.D., Professor, Director Leukemia Research Alliance Program, Department of Leukemia, The University of Texas MD Anderson Cancer Center, Houston, TX.

Dr. Daver reported data from more than 100 relapsed/refractory patients from multiple international clinical sites, who had failed prior therapy and then were treated with TUS as a single agent or TUS+VEN. Both TUS and TUS+VEN delivered multiple composite complete remissions (CRc) in this very ill AML population, while maintaining a favorable safety profile across all treated patients. The data demonstrated tuspetinib is active and well tolerated in one of the most challenging and heterogeneous disease settings in oncology – relapsed and refractory AML. Tuspetinib demonstrated broad activity, including activity in patients with FLT3 wild-type AML (accounting for more than 70% of the AML population), FLT3 mutated AML, NPM1 mutated AML, as well as in patients with mutations historically associated with resistance to targeted therapy. Most notably, TUS targets VEN resistance mechanisms, enabling TUS+VEN uniquely to treat the very ill prior-VEN AML population, including both FLT3 mutant and FLT3 wildtype disease. From a broader perspective, the growing body of antileukemic activity, and continued favorable safety profile, support advancement of tuspetinib in a TUS+VEN+HMA triplet for the treatment of frontline newly diagnosed AML patients.”

Dr. Daver also pointed out that while patients on the TUS+VEN therapy are early in their treatment cycles, most achieving a response remained on treatment and that responses have begun to mature as dosing continues. Highlights of Dr. Daver’s ASH oral presentation include:

•

As a single agent at therapeutic doses of 80-160 mg in 68 evaluable patients, TUS was more active in VEN-naive patients, with an overall CRc rate of 29% (8/28). This included a 42% CRc rate (5/12) in FLT3-mutated patients and a 19% CRc rate (3/16) in FLT3-unmutated, or wildtype, AML patients. Responses and blood counts improved with continuous dosing, many patients bridged to an allogeneic stem cell transplant (“HSCT”), durability was observed when HSCT was not performed, and 80 mg was selected as the RP2D. Overall, tuspetinib showed a favorable safety profile with only mild adverse events (“AEs”) and no dose-limiting toxicities (“DLTs”) up to 160 mg per day, and no drug discontinuations from drug-related toxicity.

•	In the TUS+VEN doublet study, 49 patients were dosed with 80 mg of tuspetinib and 200 mg of venetoclax, with 36 evaluable (and 13 patients too early to assess). Patients were heavily exposed to

Prior-VEN and Prior-FLT3 inhibitor treatment. TUS+VEN was active in both VEN-naive and prior Prior-VEN R/R AML patients. TUS demonstrated compelling composite complete remission (CRc) rates. Among all evaluable patients, TUS+VEN demonstrated a CRc rate of 25% (9/36); 43% (3/7) in VEN-naive patients, and 21% (6/29) in Prior-VEN patients. Among FLT3 wildtype patients, TUS+VEN demonstrated an overall CRc rate of 20% (5/25); 33% (2/6) in VEN-naive patients, and 16% (3/19) in Prior-VEN patients. Among FLT3 mutant patients, TUS+VEN demonstrated an overall CRc rate of 36% (4/11); a complete response in a VEN-naive patient (1/1); a 30% (3/10) in Prior-VEN patients; and 44% (4/9) in patients treated prior with a FLT3 inhibitor.

On October 29, 2023, Aptose presented two posters related to the clinical and preclinical activity of tuspetinib at the European School of Haematology 6th International Conference: Acute Myeloid Leukemia “Molecular and Translational”: Advances in Biology and Treatment, held October 29-31, 2023, in Estoril, Portugal. Clinical findings included 1) data from the APTO-TUS-HV01 clinical trial (the “Food Effect Study”) evaluating the pharmacokinetic (PK) properties of tuspetinib in healthy human volunteers in which tuspetinib was administered with or without food, and 2) from an international Phase 1/2 study of tuspetinib as a single agent (TUS) and in combination with venetoclax in patients with R/R AML from across clinical centers in the United States, South Korea, Spain, Australia and other sites. Data from the Food Effect Study in healthy human volunteers demonstrated tuspetinib can be administered with or without food and foresee no clinically meaningful difference in exposure. This is an important finding for patient convenience, as venetoclax is dosed with food and tuspetinib can now be co-administered with venetoclax rather than in staggered dosing. Findings from the Phase 1/2 clinical trial demonstrated tuspetinib as a single agent was well-tolerated and highly active among R/R AML patients with a diversity of adverse genotypes and delivered a 42% CR/CRh cross-evaluable venetoclax (VEN) naive patients at the 80mg daily RP2D. The TUS+VEN doublet has been well tolerated in the APTIVATE international Phase 1/2 expansion trial in R/R AML patients and achieved multiple responses in patients who previously failed venetoclax (“Prior-VEN failure AML”), including Prior-VEN failure patients who also previously failed FLT3 inhibitors, all of whom represent emerging populations of high unmet medical need. Notably, tuspetinib targets venetoclax resistance mechanisms that may re-sensitize Prior-VEN failure patients to venetoclax.

Separate from the clinical studies, the preclinical study (entitled: “Tuspetinib Oral Myeloid Kinase Inhibitor Creates Synthetic Lethal Vulnerability to Venetoclax”) presented by Aptose during the ESH Conference investigated the effects of tuspetinib on key elements of the phosphokinome and apoptotic proteome in both parental and TUS-resistant AML cells. In parental cells, tuspetinib inhibits key oncogenic signaling pathways and shifts the balance of pro- and anti-apoptotic proteins in favor of apoptosis, suggesting that it may generate vulnerability to venetoclax. In addition, acquired resistance in the AML cells to tuspetinib generated a synthetic lethal vulnerability to venetoclax of unusually high magnitude. Concurrent administration of TUS+VEN therefore may discourage the emergence of resistance to tuspetinib during treatment.

In conjunction with poster presentations at the ESH Conference, on October 30, 2023, Aptose held a “Clinical Update and KOL Data Review of AML Drug Tuspetinib” that was webcast and featured Dr. Naval Daver, MD, Professor, Director Leukemia Research Alliance Program, Department of Leukemia, The University of Texas MD Anderson Cancer Center, Houston, Texas. Dr. Daver is the lead investigator on Aptose’s APTIVATE trial and is recognized for significant achievements in the development of novel AML treatments, including several combination therapies. Aptose presented data in 49 patients who received the TUS+VEN doublet, showing an overall response rate (“ORR”) of 48% among all patients that had achieved an evaluable stage, as well as a 44% ORR among Prior-VEN failure AML patients, including FLT3-unmutated (“wildtype”) patients (43% ORR) and FLT3-mutated patients (60% ORR), some of whom also had failed prior therapy with FLT3 inhibitors. The TUS+VEN doublet was well tolerated with no unexpected safety signals. The TUS+VEN doublet may serve the Prior-VEN failure R/R AML patients that represent a rapidly growing population that is highly refractory to any salvage therapy. The compelling data with the TUS+VEN doublet in R/R AML patients suggest a TUS+VEN+HMA triplet may also serve the needs of frontline (1L) newly diagnosed AML patients.

Concurrent with the European Hematology Association (EHA) Annual Congress held June 8-11, 2023, Aptose held an interim clinical update webcast on June 10, 2023, to present highlights from the ongoing clinical development of tuspetinib. Aptose reported completion of the tuspetinib dose escalation and dose exploration Phase 1/2 trial in 77 R/R AML patients, tuspetinib demonstrated a favorable safety profile, and tuspetinib delivered monotherapy responses across four dose levels with no dose-limiting toxicity in mutationally diverse and difficult to treat R/R AML populations, including patients with highly adverse mutations that typically do not respond to monotherapy or combination therapy: TP53-mutated patients with a CR/CRh = 20% and RAS-mutated patients with a CR/CRh = 22%. Aptose also reported completion of a successful End of Phase 1 Meeting with the US FDA for tuspetinib, that a monotherapy RP2D was selected as 80mg daily, and that all development paths remain open, including the single arm accelerated path. Following completion of the dose escalation and dose exploration phases of the Phase 1/2 clinical program, Aptose focused attention on the tuspetinib APTIVATE expansion trial. The APTIVATE trial is designed to identify patient populations sensitive to tuspetinib monotherapy that may serve as development paths for single arm accelerated approval and to use the TUS+VEN doublet in R/R AML patients and identify patient populations of unmet need that are sensitive to the TUS+VEN doublet and can serve as development paths for accelerated and full approvals. We reported that patient enrollment in the APTIVATE expansion trial has been brisk and preliminary CR activity had already been reported in patients receiving the TUS+VEN doublet who previously failed therapy with venetoclax. During the interim clinical update webcast Aptose also reviewed clinical findings with the new G3 formulation of LUX. Aptose disclosed that continuous dosing with 50mg of the G3 formulation achieves roughly an equivalent pharmacokinetic profile as 900mg original G1 formulation, and that dose escalation with the G3 formulation was anticipated.

On March 23, 2023, Aptose announced the APTIVATE Phase 1/2 expansion trial with tuspetinib had been initiated and already had treated several R/R AML patients in the monotherapy arm, and that patient enrollment had been initiated in the doublet combination treatment arm of the APTIVATE trial with the TUS+VEN doublet. Since then, patients have continued to enroll and receive tuspetinib on the monotherapy arm. Plus, enrollment and dosing of patients on the TUS+VEN doublet arm have been brisk. Clinical investigator interest for tuspetinib is evident, and early signs of antileukemic activity during the APTIVATE trial have fueled the level of excitement for the trial.

Clinical responses to monotherapy with tuspetinib have been observed in a broad range of mutationally defined populations, including those with mutated forms of NPM1, MLL, TP53, DNMT3A, RUNX1, wild-type FLT3, ITD or TKD mutated FLT3, various splicing factors, and other genes. In the March 23, 2023, announcement, Aptose also highlighted an unexpected observation of a 29% CR/CRh response rate with tuspetinib monotherapy in R/R AML patients having mutations in the RAS gene or other genes in the RAS pathway. Responses in RAS-mutated patients are important because the RAS pathway is often mutated in response to therapy by other agents as the AML cells mutate toward resistance to those other agents. Collectively, these observations of broad clinical activity of tuspetinib, along with its favorable safety profile, position tuspetinib for potential accelerated development paths, as well as for doublet, triplet and maintenance therapy indications.

On January 30, 2023, Aptose announced dosing of patients in the APTIVATE Phase 1/2 clinical trial of tuspetinib, and that another clinical response has been achieved by a R/R AML patient receiving 40 mg tuspetinib once daily orally in the original dose exploration trial, the second response at the recently launched low-dose 40 mg cohort. In addition, Aptose elucidated a rationale for the superior safety profile of tuspetinib. While several kinase inhibitors require high exposures that exert near complete suppression of a single target to elicit responses, those agents often cause additional toxicity because they also cause extensive inhibition of that target in normal cells. In contrast, tuspetinib simultaneously suppresses a small suite of kinase-driven pathways critical for leukemogenesis. Consequently, tuspetinib achieves clinical responses at lower exposures with less overall suppression of each pathway, thereby avoiding many of the toxicities observed with competing agents.

Luxeptinib

Given current funding and our prioritization of tuspetinib, we have decided to pause funding the development of LUX. For further information about the historical development of LUX, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Indication and Clinical Trials:

LUX is an oral, highly potent kinase inhibitor that selectively targets defined kinases operative in myeloid and lymphoid hematologic malignancies. This small molecule has been evaluated in a Phase 1a/b study for the treatment of patients having R/R B-cell leukemias and lymphomas and in a Phase 1a/b study for the treatment of patients with R/R AML or hr-MDS. These clinical studies demonstrated tumor shrinkage among B-cell cancer patients, including a CR in a diffuse large B-cell lymphoma patient that was determined via biopsy analysis at the end of Cycle 22 with 900mg BID dosing of the original G1 formulation. Likewise, an MRD-negative CR in one R/R AML patient occurred with 450mg BID dosing of the original G1 formulation. Because absorption of the original G1 formulation hampered effectiveness of LUX, a new G3 formulation was developed. Enrollment of patients in the B-cell malignancy trial and the AML trial have been completed, and clinical evaluation of the G3 formulation has been completed. The G3 formulation was determined to deliver superior plasma exposure levels relative to the original G1 formulation, and any future trial with LUX should use the G3 formulation. Regarding potential next steps with LUX, recent therapeutic strategies with CLL B-cell cancer patients typically involve therapy with certain BTK inhibitors in combination with venetoclax (VEN). Drug resistance has begun to emerge in a molecularly defined subgroup of these patients, and the drug resistance has been correlated with mutations in the FLT3 receptor. Although FLT3 mutations are typically associated with AML patients, these R/R CLL prior-BTKi/Prior-VEN/FLT3-mutated patients are difficult to treat and represent a potential commercial market of approximately $200 million by 2039. The Dana Farber Cancer Institute identified this emerging patient population and has requested LUX be tested as part of an investigator sponsored trial in combination with VEN in the R/R CLL prior-BTKi/Prior-VEN/FLT3-mutated patients. Non-clinical studies are underway to position LUX+VEN for the treatment of these patients, and efforts are underway to identify sources of capital to support such a trial to develop LUX for a molecularly defined CLL subpopulation with a high unmet medical need.

During the fourth quarter of 2022, we completed dosing of the first, second, third, fourth, fifth, and sixth dose levels (150 mg, 300 mg, 450 mg, 600 mg, 750 mg, and 900 mg BID, respectively) of the original G1 formulation in the Phase 1 a/b trial in patients with B-cell leukemias and lymphomas. Among enrolled patients at that time with an array of B-cell malignancies, we had observed inhibition of phospho-BTK and “on-target” lymphocytosis in patients with classic CLL and modest tumor reductions in patients with different tumor types, indicating target engagement and pharmacologic activity of LUX. During the ASH Annual Meeting in December 2022, we announced that a CR was achieved with a diffuse large B-cell lymphoma patient at the 900 mg dose level of the original G1 formulation, demonstrating LUX is active in certain B-cell malignancies.

As part of the ongoing dose escalation of the current formulation of LUX in patients with B-cell malignancies and AML, Aptose has made significant progress in the development of a G3 formulation that could reduce total API administered, reduce pill burden, improve absorption, and increase exposure. Aptose began testing this new G3 formulation of LUX as a single dose with 72-hour pharmacokinetics (“PK”) analysis in the ongoing studies in patients with hematologic malignancies in the first half of fiscal 2022. On March 22, 2022, we announced that the preliminary PK findings with the G3 formulation were encouraging, and the exploration of the G3 formulation was ongoing.

Exploration of the PK properties of single dose administration of 10mg, 20mg, 50mg, 100mg, and 200mg dose levels with the G3 formulation have been completed. On September 12, 2022 we announced that initial PK modeling studies predict up to an 18-fold improvement in plasma steady-state exposure by the G3 formulation relative to the original formulation, and that Aptose plans to move forward with the development of the G3 formulation in AML patients under continuous dosing conditions to determine if G3 can deliver desired exposures and clinical responses while continuing to demonstrate a favorable safety profile.

On March 23, 2023, Aptose announced that during the fourth quarter of 2022, continuous dosing had been initiated with the new G3 formulation of LUX in the ongoing Phase 1 a/b clinical trial in patients with R/R AML. Initial PK data from continuous dosing of the 50 mg G3 formulation show plasma exposure levels roughly equivalent to the 900mg dose (18-fold greater dose) of the original G1 formulation. Aptose will be reviewing all data with the data monitoring committee and will make the determination to escalate and at what dose.

Concurrent with the EHA Annual Congress held June 8-11, 2023, Aptose held an interim clinical update webcast on June 10, 2023. During the update, Aptose reviewed clinical findings with the new G3 formulation of LUX. Aptose confirmed that continuous dosing with 50mg of the G3 formulation in multiple patients achieves roughly an equivalent pharmacokinetic profile as 900mg original G1 formulation, and that dose escalation with the G3 formulation was anticipated.

A non-clinical article was published during the first quarter of 2023 in PLoS One, a highly respected online scientific publication. Titled, “LUX interferes with LYN-mediated activation of SYK and modulates BCR signaling in lymphoma,” the article helps elucidate the mechanism by which LUX suppresses the B-cell receptor pathway in a manner distinct from the BTK inhibitor ibrutinib. LUX was more effective than ibrutinib at reducing both steady state and anti-IgM-induced phosphorylation of the LYN and SYK kinases upstream of BTK where ibrutinib has little or no effect, suggesting LUX can play a role in B-cell malignancies and inflammatory diseases distinct from ibrutinib and other BTK inhibitors.

In a separate line of non-clinical research with LUX, a group from the University of Texas MD Anderson Cancer Center led by Dr. Michael Andreeff published an article in June 2023 in the journal Haematologica. The article was entitled “Concomitant targeting of FLT3 and BTK overcomes FLT3 inhibitor resistance in acute myeloid leukemia through the inhibition of autophagy,” and the findings highlight the potential for co-targeting of FLT3/BTK/aurora kinases by LUX to overcome resistance to certain FLT3 targeted therapies in AML, which is urgently needed.

On March 26, 2024, Aptose announced that during 2023 and early 2024, clinical evaluation of the new G3 formulation of LUX was completed. The G3 formulation was tested in a single dose bioavailability study in 20 patients, including both B-cell cancer and AML patients, and across 5 dose levels (10mg to 200mg). The G3 formulation then was evaluated in R/R AML patients with continuous dosing using two different dose levels (50mg BID and 200mg BID) in a total of 11 patients. Data demonstrated the G3 formulation dosed at 200mg twice daily can achieve 2-3uM steady state plasma levels, with approximately 10-fold better absorption and better tolerability than the original G1 formulation. Thus, the G3 formulation achieved the desired plasma exposure benchmark and can serve as the formulation of choice for future studies with LUX. Aptose is exploring alternative development paths and collaborations to advance LUX as a single agent or in combination with VEN to treat defined R/R patient populations of high unmet need.

Other corporate matters

Nasdaq

Nasdaq Listing Rule 5550(b)(1)

On April 2, 2024, the Company received a letter (the “Notification Letter”) from Nasdaq stating that the Company was not in compliance with Nasdaq Listing Rule 5550(b)(1) (the “Rule”) because the stockholders’ equity of the Company as of December 31, 2023, as reported in the Company’s Annual Report on Form 10-K, was below the minimum requirement of $2.5 million (the “Stockholders’ Equity Requirement”). The Company’s

stockholder’s equity as of June 30, 2024 was negative $2.2 million. The Company submitted a plan to regain compliance on May 17, 2024, and received an extension to September 30, 2024 to regain compliance. As of September 30, 2024, the Company had not gained compliance with the requirement. Accordingly, on October 1, 2024, the Company received a staff determination letter from the Listing Department stating that the Company did not meet the terms of the extension because it did not complete its proposed financing initiatives to regain compliance. The Company requested an appeal and hearing of the Listing Department’s determination, which automatically stayed Nasdaq’s delisting of the Company’s common shares pending the appeal panel’s decision. On October 8, 2024, the Company requested an appeal and hearing; such hearing was scheduled for November 21, 2024. The hearing request automatically stayed Nasdaq’s delisting of the Company’s Common Shares pending the panel’s decision. On December 19, 2024, the Company announced that the panel granted the Company’s request for an extension to evidence compliance with all applicable criteria for continued listing on The Nasdaq Stock Market. On or before March 31, 2025, the Company will be required to demonstrate compliance with NASDAQ Listing Rule 5550(b)(1) requiring the Company to have a minimum of $2.5 million in shareholders’ equity (the “Equity Rule”).

Nasdaq Listing Rule 5550(a)(2)

On July 16, 2024, the Company received a deficiency letter (the “Deficiency Letter”) from the Nasdaq, notifying the Company that, for the prior thirty consecutive business days, the closing bid price for the Company’s common shares was below the minimum $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The Deficiency Letter had no immediate effect on the listing of the Company’s common shares, and its common shares will continue to trade on The Nasdaq Capital Market and the Toronto Stock Exchange (“TSX”) under the symbol “APS.” The Company’s listing on the TSX is independent and will not be affected by the Company’s Nasdaq listing status. The Company was given 180 calendar days, or until January 13, 2025, to regain compliance with the Minimum Bid Price Requirement. If at any time before January 13, 2025, the bid price of the Company’s common shares closed at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq would have provided written confirmation that the Company regained compliance. If the Company did not regain compliance with the Minimum Bid Price Requirement by January 13, 2025, the Company may, at the discretion of Nasdaq, be afforded a second 180 calendar day period to regain compliance. To qualify for the extension, the Company was required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement.

The Company intends to monitor the closing bid price of its common shares and may, if appropriate, consider available options, including the possibility of seeking shareholder approval of a reverse stock split, to regain compliance with the Minimum Bid Price Requirement. However, there can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Requirement or will otherwise be in compliance with other Nasdaq Listing Rules.

On August 1, 2024, the Company filed a preliminary S-1 prospectus to raise financing as part of its Compliance Plan, in addition to funds raised in the June 2024 Registered Direct Offering. On August 2, 2024, the Company implemented a reduction in force with an approximate $1.2 million per annum anticipated decrease in payroll costs.

On November 25, 2024, the Company closed a reasonable best efforts public offering with participation from the CEO and existing and new healthcare focused investors for the purchase and sale of 40,000,000 common shares at a price of $0.20 per share and warrants to purchase up to 20,000,000 common shares (the “November 2024 Offering”). The warrants have an exercise price of $0.25 per share, are exercisable immediately and will expire five years from the issuance date. The Company received aggregate gross proceeds of $8 million, before deducting placement agent fees and other offering expenses. The underwriter received 1,600,000 warrants, each at an exercise price of $0.275. The underwriter warrants will expire five years from the closing date.

On January 14, 2025, the Company received an additional staff determination letter from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market LLC notifying the Company that, for the last thirty (30) consecutive business days, the closing bid price for the Company’s common shares have been below the minimum $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The Company is required to present its plan of compliance to the hearings panel. The Company has been given until March 31, 2025, to regain compliance with the Minimum Bid Price Requirement.

On January 27, 2025, the Company held a Special Meeting of the shareholders of the Corporation (the “Meeting”). At the Meeting, shareholders voted in favor of an amendment to the Corporation’s Articles of Incorporation, as amended, to, at the discretion of the board of directors (the “Board”), effect a reverse stock split at a ratio between 10-to-1 and 30-to-1, with the ratio within such range to be determined at the discretion of the Board.

Facility Agreement

On August 27, 2024, the Company entered into a facility agreement (the “Facility Agreement”) among the Company and Hanmi Pharmaceutical Co., Ltd. (the “Lender”) pursuant to which the Lender agreed to lend to the Company up to $10,000,000 (the “Loan”). The Loan is secured and repayable by the Company in full on January 31, 2027 (the “Maturity Date”), and may be prepaid without penalty at any time. The Loan bears interest at six percent per annum, payable in arrears every three months beginning on September 30, 2024 until the Maturity Date.

If the Company and Lender amend the license agreement dated November 4, 2021 between Lender and the Company, or enter into a collaboration agreement or (the “Future Collaboration Agreement”), the Loan principal and accrued and unpaid interest under the Facility Agreement (the “Converted Loan Amount”) will automatically be converted to the Lender’s prepayment of future milestone obligations under the Future Collaboration Agreement. Upon conversion, the Converted Loan Amount will be deemed fully paid and satisfied under the Facility Agreement, and the future milestone obligations by the Lender under the Future Collaboration Agreement will be deemed prepaid by the Lender up to the amount of the Converted Loan Amount.

At-The-Market Facility

On February 3, 2025, the Company entered into a sales agreement pursuant to which the Company may from time to time, sell common shares having an aggregate offering value of up to $1 million through A.G.P./Alliance Global Partners (“AGP”) on Nasdaq (the “2025 ATM Facility”). Costs associated with the proceeds consist of 3% cash commission.

The Keystone Capital Transaction

On February 7, 2025, the Company and Keystone entered into the Purchase Agreement, which provides that subject to the terms and conditions set forth therein, the Company may sell to Keystone up to the greater of (i) $25 million of the Common Shares and (ii) the Exchange Cap (as defined below) (subject to certain exceptions provided in the Purchase Agreement) (the “Total Commitment”), from time to time during the two year term of the Purchase Agreement.

Additionally, on February 7, 2025, the Company and Keystone entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement with the SEC covering the resale of Common Shares that are issued to Keystone under the Purchase Agreement.

Under the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement, the Company has the right, but not the obligation, to sell to Keystone, and Keystone is obligated to purchase, up to the Total Commitment. Such sales of Common Shares by the Company, if any, will be subject to certain limitations as set forth in the Purchase Agreement, and may occur from time to time, at the Company’s sole discretion, over a 24-month period commencing on the date that all of the conditions to the Company’s right to commence such sales are satisfied, including that the registration statement referred to above is declared effective by the SEC. Such date is referred to hereinafter as the “Commencement Date”. Keystone has no right to require the Company to sell any Common Shares to Keystone, but Keystone is obligated to make purchases as the Company directs, subject to satisfaction of the conditions set forth in the Purchase Agreement.

Upon entering into the Purchase Agreement, the Company agreed to issue to Keystone an aggregate of 240,604 Common Shares (the “Commitment Shares”) as consideration for Keystone’s commitment to purchase Common Shares upon the Company’s direction under the Purchase Agreement. The Company will issue 72,181 Common Shares, or 30% of the Commitment Shares, on the Commencement Date (the “Initial Commitment Shares”). An additional 72,181 Common Shares, or 30% of the Commitment Shares, shall be issued to Keystone 90 days following the Commencement Date (the “First Back-End Commitment Shares”). The remaining 96,242 Common Shares, or 40% of the Commitment Shares, shall be issued to Keystone 180 days following the Commencement Date (the “Second Back-End Commitment Shares”, together with the First Back-End Commitment Shares, the “Back-End Commitment Shares”). The Company also agreed to pay Keystone up to $25,000 for its reasonable expenses under the Purchase Agreement.

Under the Purchase Agreement, the Company may, at its discretion, from time to time from and after the Commencement Date, direct Keystone to purchase (a “Fixed Purchase”) up to 3,333 Common Shares on any trading day on which the closing sale price of the Common Shares is not below $0.05 per Common Share on Nasdaq; provided, however that, Keystone’s committed obligation under any single Fixed Purchase shall not exceed $50,000.

In addition to Fixed Purchases, and provided that the Company has directed Keystone to purchase the maximum allowable amount of 50,000 Common Shares in a Fixed Purchase, the Company also may, at its discretion, from time to time from and after the Commencement Date, direct Keystone to purchase additional Common Shares on the trading day immediately following the purchase date for such Fixed Purchase (each, a “VWAP Purchase”) and, under certain circumstances set forth in the Purchase Agreement, direct Keystone to purchase additional Common Shares on the same trading day as such VWAP Purchase (each, an “Additional VWAP Purchase”), in each case upon the terms and subject to the conditions set forth in the Purchase Agreement. Hereinafter the Fixed Purchase, the VWAP Purchase and the Additional VWAP Purchase are collectively referred to as a “Purchase”.

Under applicable rules of Nasdaq, in no event may the Company issue or sell to Keystone under the Purchase Agreement more than 12,030,218 Common Shares (including the Commitment Shares), which number of Common Shares is equal to 19.99% of the Common Shares outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) the Company first obtains stockholder approval to issue Common Shares in excess of the Exchange Cap in accordance with applicable Nasdaq listing rules, or (ii) at the time we have issued Common Shares equal to the Exchange Cap and at all times thereafter, the average price per Common Share for all Common Shares sold by us to Keystone under the Purchase Agreement equals or exceeds $0.05 per Common Share, such that the Exchange Cap limitation would no longer apply to issuances and sales of Common Shares by us to Keystone under the Purchase Agreement under applicable Nasdaq listing rules.

The Purchase Agreement also prohibits the Company from directing Keystone to purchase any Common Shares if those Common Shares, when aggregated with all other Common Shares then beneficially owned by Keystone and its affiliates, would result in Keystone having beneficial ownership of more than 4.99% of the outstanding Common Shares or if such Common Shares proposed to be issued and sold would materially affect control of the company pursuant to the rules of the TSX.

The net proceeds under the Purchase Agreement to the Company will depend on the frequency of sales and the number of Common Shares sold to Keystone and prices at which the Company sells Common Shares to Keystone. The Company expects that any net proceeds received by the Company from such sales to Keystone will be used for working capital and general corporate purposes. Management of the Company believes that it is in the Company’s best interests to have the flexibility to sell Common Shares pursuant to the Purchase Agreement, subject to market conditions.

Corporate Information

Aptose is a publicly traded company governed by the Canada Business Corporations Act (“CBCA”). Our headquarters are located at 66 Wellington Street West Suite 5300, TD Bank Tower, Box 48, Toronto ON M5K 1E6, and our executive offices are located at 12770 High Bluff Drive, Suite 120, San Diego, CA 92130 (telephone: 858-926-2730).

We file annual, quarterly, current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our public filings and other information regarding the Company, at www.sec.gov. We make these reports available free of charge at our website http://www.aptose.com (under the “Investors—Financial Information” caption).

We are also a reporting issuer under the securities laws of every province of Canada.

The Offering

This prospectus relates to the resale by the Selling Shareholder identified in this prospectus of up to 12,030,218 Common Shares. All of the Common Shares, if and when sold, will be sold by the Selling Shareholder. The Selling Shareholder may sell the Common Shares from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of Shares by the Selling Shareholder.

Issuer	Aptose Biosciences Inc.

Common Shares offered by the Selling Stockholder	Up to 12,030,218 Common Shares, consisting of:

Up to 11,789,614 Common Shares that we may sell to the Selling Shareholder, from time to time at our sole discretion, pursuant to the Purchase Agreement, described below; and

240,604 Common Shares issued or issuable to the Selling Shareholder as consideration for its commitment to purchase Common Shares under the Purchase Agreement.

Common Shares outstanding prior to this offering[1]	60,181,183 Common Shares

Common Shares outstanding immediately after this offering	72,211,401 Common Shares, assuming the sale of 168,423 Common Shares to Keystone and issuance of the Back-End Commitment Shares. The actual number of Common Shares issued will vary depending on the sales prices under this offering, but will not be greater than an aggregate of 12,030,218 Common Shares (inclusive of the Commitment Shares and other Common Shares issued in connection with the Purchase Agreement), representing 19.99% of the Common Shares outstanding on the date of the Purchase Agreement, in accordance with Nasdaq rules, unless as otherwise set forth herein.

Stock symbol	Our Common Shares are listed on Nasdaq under the symbol “APTO” and on the TSX under the symbol “APS”.

Use of proceeds	The Selling Shareholder will receive all of the proceeds from the sale of the Common Shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the Common Shares by the Selling Shareholder through this prospectus. However, we may receive up to $25 million in gross proceeds from the sale of our Common Shares to the Selling Shareholder under the Purchase Agreement.

We did not receive any cash proceeds from the issuance of the Commitment Shares to the Selling Shareholder under the Purchase Agreement. We intend to use any proceeds from the Selling Shareholder that we receive under the Purchase Agreement for working capital and general corporate purposes. See “Use of Proceeds” on page 20 for more information.

Risk factors	Investing in our securities involves a high degree of risk. As an investor you should be prepared to lose your entire investment See “Risk Factors” beginning on page 17.

The number of common shares to be outstanding prior to and after this offering is based on 60,181,183 common shares outstanding as of January 30, 2025 and excludes:

•	1,178,425 stock options outstanding as of January 30, 2025, at a weighted average exercise price of $38.84 per common share; and

•	387,930 common shares that have been reserved for issuance in connection with future grants under our security-based compensation plans as of January 30, 2025.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the outstanding options or warrants described above.

RISK FACTORS

You should carefully consider the following risk factors in addition to other information in this prospectus before purchasing our Common Shares. The risks and uncertainties described below are those that we currently deem to be material and that we believe are specific to our company, our industry and this offering. These risks and uncertainties are not the only ones facing us. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business and results of operations. The trading price of our Common Shares could decline due to the occurrence of any of these risks, and investors could lose all or part of their investment.

In evaluating the Company, its business and any investment in the Company, readers should carefully consider the following factors, together with the additional risk factors incorporated by reference from Item 1A of the Company’s Annual Report on Form 10-K (as amended) as filed with the SEC on March 26, 2024 (see “Incorporation of Certain Information by Reference”).

Risks Related to this Offering

There is substantial doubt about our ability to continue as a going concern. We will need to raise additional funding, which may not be available on acceptable terms, if at all, to continue as a going concern. Failure to obtain capital when needed may require us to curtail or cease our operations.

Our consolidated financial statements as of December 31, 2023, were prepared under the assumption that we will continue as a going concern. We expect operating losses and negative cash flows to continue for the foreseeable future. We estimate that our existing cash resources will not be sufficient to fund our operations for at least 12 months from the issuance date of the financial statements included elsewhere in this prospectus. Our ability to continue as a going concern will depend on our ability to obtain additional equity or debt financing, attain further operating efficiencies, reduce or contain expenditures and increase revenues. Based on these factors, management determined that there is substantial doubt regarding our ability to continue as a going concern. Our independent registered public accounting firm expressed substantial doubt as to our ability to continue as a going concern in its report dated March 26, 2024, included elsewhere in this prospectus.

If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, and it is likely that investors will lose all or part of their investment. When we seek additional financing to fund our business activities as a result of the substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all.

The sale or issuance of our Common Shares to Keystone may cause dilution and the sale of the Common Shares acquired by Keystone, or the perception that such sales may occur, could cause the price of our Common Shares to fall.

On February 7, 2025, we entered into the Purchase Agreement with Keystone, pursuant to which Keystone has committed to purchase up to $25 million of our Common Shares. On the Commencement Date, we will issue 72,181 Common Shares as the Initial Commitment Shares to Keystone as consideration for its commitment to purchase Common Shares under the Purchase Agreement. The 168,423 Back-End Commitment Shares will be issued in the future at 90 days and 180 days, respectively, following the Commencement Date. The remaining 11,789,614 Common Shares being registered for resale hereunder that may be issued under the Purchase Agreement may be sold by us to Keystone at our discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the Common Shares that we may sell to Keystone under the Purchase Agreement will fluctuate based on the price of our Common Shares. Thus, the actual gross proceeds from the sale of all Common Shares by us to Keystone may be substantially less than the $25 million total purchase commitment available to us under the Purchase Agreement, which could materially adversely affect our liquidity. In addition, depending on market liquidity at the time, sales of such Common Shares may cause the trading price of our Common Shares to fall.

We generally have the right to control the timing and amount of any future sales of our Common Shares to Keystone. Sales of our Common Shares, if any, to Keystone will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Keystone all, some or none of the additional Common Shares that may be available for us to sell pursuant to the Purchase Agreement. Therefore, sales to Keystone by us could result in substantial dilution to the interests of other holders of our Common Shares. Additionally, the sale of a substantial number of Common Shares to Keystone, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. If and when we do sell Common Shares to Keystone, after Keystone has acquired the Common Shares, Keystone may resell all, some or none of those Common Shares at any time or from time to time in its discretion.

If it becomes necessary for us to issue and sell to Keystone the Common Shares in excess of the Exchange Cap under the Purchase Agreement in order to receive aggregate gross proceeds equal to $25 million under the Purchase Agreement, then for so long as the Exchange Cap continues to apply to issuances and sales of Common Shares under the Purchase Agreement, we must first obtain shareholder approval to issue Common Shares in excess of the Exchange Cap in accordance with applicable Nasdaq listing rules. Furthermore, if we elect to issue and sell to Keystone more than the 12,030,218 Common Shares that we may elect to issue and sell to Keystone under the Purchase Agreement that are being registered for resale by Keystone hereunder, which we have the right, but not the obligation, to do, we must first file with the SEC one or more additional registration statements to register under the Securities Act for resale by Keystone such additional Common Shares we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional Common Shares to Keystone under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of Common Shares in addition to the 12,030,218 Common Shares that we may elect to issue and sell to Keystone under the Purchase Agreement that are being registered for resale by Keystone hereunder could cause additional substantial dilution to our stockholders. The number of our Common Shares ultimately offered for sale by Keystone is dependent upon the number of Common Shares, if any, we ultimately sell to Keystone under the Purchase Agreement, and the sale of Common Shares under the Purchase Agreement may cause the trading price of our Common Shares to decline.

It is not possible to predict the actual number of Common Shares we will sell under the Purchase Agreement to the Selling Shareholder, or the actual gross proceeds resulting from those sales.

Subject to certain limitations in the Purchase Agreement and compliance with applicable law, we have the discretion to deliver notices to Keystone at any time throughout the term of the Purchase Agreement. The actual number of Common Shares that are sold to the Selling Shareholder may depend based on a number of factors, including the market price of the Common Shares during the sales period. Actual gross proceeds may be nominal, which may impact our future liquidity. Because the price per Common Share of each Common Share sold to Keystone will fluctuate during the sales period, it is not currently possible to predict the number of Common Shares that will be sold or the actual gross proceeds to be raised in connection with those sales.

Investors who buy Common Shares at different times will likely pay different prices, and the sale of the Common Shares acquired by Keystone could cause the price of our Common Shares to decline.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of Common Shares sold to Keystone. If and when we do elect to sell our Common Shares to Keystone pursuant to the Purchase Agreement, after Keystone has acquired such Common Shares, Keystone may resell all, some or none of such Common Shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase Common Shares from Keystone in this offering at different times will likely pay different prices for those Common Shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the Common Shares they purchase from Keystone in this offering as a result of future sales made by us to Keystone at prices lower than the prices such investors paid for their Common Shares in this offering.

We could fail to maintain the listing of our common shares on the Nasdaq Capital Market, which could seriously harm the liquidity of our stock and our ability to raise capital or complete a strategic transaction.

Nasdaq Listing Rule 5550(b)(1)

On April 2, 2024, the Company received the Notification Letter from Nasdaq stating that the Company was not in compliance with Nasdaq Listing Rule 5550(b)(1) because the stockholders’ equity of the Company as of December 31, 2023, as reported in the Company’s Annual Report on Form 10-K, was below the minimum requirement of $2.5 million. The Company’s stockholder’s equity as of June 30, 2024 was negative $2.2 million. The Company submitted a plan to regain compliance on May 17, 2024, and received an extension to September 30, 2024 to regain compliance. As of September 30, 2024, the Company had not gained compliance with the requirement. Accordingly, on October 1, 2024, the Company received a staff determination letter from the Listing Department stating that the Company did not meet the terms of the extension because it did not complete its proposed financing initiatives to regain compliance. On October 8, 2024, the Company requested an appeal and hearing; such hearing was scheduled for November 21, 2024. The hearing request automatically stayed Nasdaq’s delisting of the Company’s Common Shares pending the panel’s decision. On December 19, 2024, the Company announced that the panel granted the Company’s request for an extension to evidence compliance with all applicable criteria for continued listing on The Nasdaq Stock Market. On or before March 31, 2025, the Company will be required to demonstrate compliance with NASDAQ Listing Rule 5550(b)(1) requiring the Company to have a minimum of $2.5 million in shareholders’ equity. Notwithstanding the foregoing, there can be no assurance that the Company will regain compliance with the continued listing standards under the Nasdaq Listing Rules, or that the appeal panel will grant the Company an extension of time to regain compliance, in the event the Company requests such an extension.

Nasdaq Listing Rule 5550(a)(2)

On July 16, 2024, the Company received the Deficiency Letter from Nasdaq stating that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2) because for the thirty (30) consecutive business days preceding July 16, 2024, the closing bid price for the Company’s common shares were below the minimum $1.00 per share required for continued listing on The Nasdaq Capital Market. The Deficiency Letter had no immediate effect on the listing of the Company’s common shares, and its common shares continue to trade on The Nasdaq Capital Market under the symbol “APTO” and on the TSX under the symbol “APS”. The Company’s listing on the TSX is independent and will not be affected by the Nasdaq listing status.

On August 1, 2024, the Company filed a preliminary S-1 prospectus to raise financing as part of its compliance plan, in addition to funds raised in the June 2024 Registered Direct Offering. On August 2, 2024, the Company implemented a reduction in force with an approximate $1.2 million per annum anticipated decrease in payroll costs.

On November 25, 2024, the Company closed a reasonable best efforts public offering with participation from the CEO and existing and new healthcare focused investors for the purchase and sale of 40,000,000 common shares at a price of $0.20 per share and warrants to purchase up to 20,000,000 common shares. The warrants have an exercise price of $0.25 per share, are exercisable immediately and will expire five years from the issuance date. The Company received aggregate gross proceeds of $8 million, before deducting placement agent fees and other offering expenses. The underwriter received 1,600,000 warrants, each at an exercise price of $0.275. The underwriter warrants will expire five years from the closing date.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was given one hundred and eighty (180) calendar days, or until January 10, 2025, to regain compliance with the Minimum Bid Price Requirement. On January 14, 2025, the Company received an additional staff determination letter from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market LLC notifying the Company that, for the last thirty (30) consecutive business days, the closing bid price for the Company’s common shares have been below the minimum $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2). The Company was required to present its plan of compliance to the hearings panel. The panel determined that the Company has until March 31, 2025, to regain compliance with the Minimum Bid Price Requirement.

On January 27, 2025, the Company held a Meeting of the shareholders of the Corporation. At the Meeting, shareholders voted in favor of an amendment to the Corporation’s Articles of Incorporation, as amended, to, at the discretion of the Board, effect a reverse stock split at a ratio between 10-to-1 and 30-to-1, with the ratio within such range to be determined at the discretion of the Board (the “Reverse Split”), The Reverse Split may help the Company gain compliance with the Minimum Bid Price Requirement.

The Company intends to monitor the closing bid price of its common shares and may, if appropriate, consider other available options to regain compliance with the Minimum Bid Price Requirement. However, there can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Requirement or will otherwise be in compliance with other Nasdaq Listing Rules.

We have received notice that we are not in compliance with the continued listing rules of the Nasdaq Capital Market. If we fail to regain compliance or are otherwise unable to maintain the listing of our common shares on the Nasdaq Capital Market, it would seriously harm the liquidity of our common shares and our ability to raise capital or complete a strategic transaction.

As described in this prospectus under the heading “Prospectus Summary – Other corporate matters”, we are not currently in compliance with the Nasdaq Listing Rules. If the Company does not regain compliance with those listing rules with the required time periods, then our common shares will be delisted from Nasdaq, which would seriously harm the liquidity of our common shares and our ability to raise capital or complete a strategic transaction. There can be no assurance that we will be able to regain compliance with Nasdaq Listing Rules.

USE OF PROCEEDS

This prospectus relates to our Common Shares that may be offered and sold from time to time by Keystone pursuant to the Purchase Agreement. We will not receive any proceeds from the resale of Common Shares by Keystone.

Assuming our average sales price is $0.178 (our closing price on February 7, 2025), we will receive approximately $2,141,379 million in gross proceeds pursuant to the Purchase Agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.

We intend to use any proceeds from the Selling Shareholder that we receive under the Purchase Agreement for working capital and general corporate purposes. We cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of our Common Shares pursuant to the Purchase Agreement. Therefore, our management will have broad discretion to determine the specific use for the net proceeds and we may use the proceeds for purposes that are not contemplated at the time of this offering.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

DILUTION

The sale of Common Shares to the Selling Shareholder pursuant to the Purchase Agreement will have a dilutive impact on our shareholders. In addition, the lower the price of our Common Shares is at the time we exercise our right to issue and sell Common Shares to Selling Shareholder, the more of our Common Shares we will issue to raise our desired amount of proceeds from the sale, and the greater the dilution to our existing shareholders.

The price that the Selling Shareholder will receive for our Common Shares when resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our Common Shares.

We calculate net tangible book value per Common Share by dividing our net tangible book value, which is tangible assets less total liabilities, by the number of our outstanding Common Shares. Dilution represents the difference between the portion of the amount per Common Share paid by purchasers of Common Shares in this offering and the as adjusted net tangible book value per Common Share immediately after giving effect to this offering. As of September 30, 2024, we had a net tangible book value of $(9.8) million, or $(0.5019) per Common Share.

Dilution represents the difference between the amount per share paid by purchasers in this offering and the pro forma as adjusted net tangible book value per share of common stock after the offering. After giving effect to (i) the issuance of 40,000,000 shares issued in the November 2024 Offering; (ii) the sale of 11,789,614 Common Shares to the Selling Shareholder for which we will receive cash proceeds pursuant to the Purchase Agreement at an assumed price of $0.178 per Common Share, the closing price of our Common Shares on Nasdaq on February 7, 2025, (iii) the issuance of 240,604 Commitment Shares, and (iv) deducting estimated offering expenses of approximately $145,000 payable by us, and without giving effect to the Beneficial Ownership Cap under the Purchase Agreement, but without adjusting for any other change in our net tangible book value subsequent to September 30, 2024, our pro forma as adjusted net tangible book value would have been $(7.8) million or $(0.109) per share. This represents an immediate increase in net tangible book value on a pro forma basis of $0.056 per share to our existing stockholders and immediate dilution of $0.287 per share to new investors purchasing securities at the assumed public offering price.

The following table illustrates this dilution on a per Common Share basis:

Assumed public offering price per Common Share		$0.178
Historical net tangible book value per Common Share as of September 30, 2024	$(0.502)
Pro forma increase in net tangible book value per share as of September 30, 2024 attributable to November 2024 Offering	$0.337
Increase in net tangible book value per Common Share attributable to new investors	$0.056
Pro forma As adjusted net tangible book value per Common Share after giving effect to this offering and the November 2024 Offering		$(0.109)
Dilution in net tangible book value per share to new investors on a pro forma as adjusted basis		$0.287

The number of common shares to be outstanding prior to and after this offering is based on 71,551,401 common shares outstanding as of September 30, 2024, on a pro forma basis, and unless otherwise indicated, excludes, as of such date, the following:

•	1,236,363 stock options at a weighted average exercise price of $38.75 per share; and

•	329,992 common shares that have been reserved for issuance in connection with future grants under our security-based compensation plans.

The discussion and table above assume no exercise of outstanding options or warrants. To the extent that options or warrants are exercised, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

THE KEYSTONE CAPITAL TRANSACTION

General

On February 7, 2025, the Company and Keystone entered into the Purchase Agreement, which provides that subject to the terms and conditions set forth therein, the Company may sell to Keystone up to the Total Commitment, which is equal to the greater of (i) $25 million of the Common Shares and (ii) the Exchange Cap (subject to certain exceptions provided in the Purchase Agreement), from time to time during the term of the Purchase Agreement.

Additionally, on February 7, 2025, the Company and Keystone entered into the Registration Rights Agreement, pursuant to which the Company agreed to file a registration statement with the SEC covering the resale of Common Shares that are issued to Keystone under the Purchase Agreement.

Under the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement, the Company has the right, but not the obligation, to sell to Keystone, and Keystone is obligated to purchase, up to Total Commitment. Such sales of Common Shares by the Company, if any, will be subject to certain limitations as set forth in the Purchase Agreement, and may occur from time to time, at the Company’s sole discretion, over a 24-month period commencing on the date that all of the conditions to the Company’s right to commence such sales are satisfied, including that the registration statement referred to above is declared effective by the SEC. Keystone has no right to require the Company to sell any Common Shares to Keystone, but Keystone is obligated to make purchases as the Company directs, subject to satisfaction of the conditions set forth in the Purchase Agreement.

Upon entering into the Purchase Agreement, the Company agreed to issue to Keystone an aggregate of 240,604 Commitment Shares as consideration for Keystone’s commitment to purchase Common Shares upon the Company’s direction under the Purchase Agreement. The Company will issue 72,181 Common Shares, or 30% of the Commitment Shares, on the Commencement Date as the Initial Commitment Shares. An additional 72,181 Common Shares, or 30% of the Commitment Shares, shall be issued to Keystone 90 days following the Commencement Date as the First Back-End Commitment Shares. The remaining 96,242 Common Shares, or 40% of the Commitment Shares, shall be issued to Keystone 180 days following the Commencement Date as the Second Back-End Commitment Shares. The Company also agreed to pay Keystone up to $25,000 for its reasonable expenses under the Purchase Agreement.

Under the Purchase Agreement, the Company may, at its discretion, from time to time from and after the Commencement Date, direct Keystone to purchase a Fixed Purchase of up to 50,000 Common Shares on any trading day on which the closing sale price of the Common Shares is not below $0.05 per Common Share on Nasdaq; provided, however that, Keystone’s committed obligation under any single Fixed Purchase shall not exceed $50,000.

In addition to Fixed Purchases, and provided that the Company has directed Keystone to purchase the maximum allowable amount of 50,000 Common Shares in a Fixed Purchase, the Company also may, at its discretion, from time to time from and after the Commencement Date, direct Keystone to purchase additional Common Shares on the trading day immediately following the purchase date for such Fixed Purchase in a VWAP Purchase and, under certain circumstances set forth in the Purchase Agreement, direct Keystone to purchase additional Common Shares on the same trading day as such VWAP Purchase in an Additional VWAP Purchase, in each case upon the terms and subject to the conditions set forth in the Purchase Agreement.

Purchase Price for Each Purchase

There is no upper limit on the price per Common Share that Keystone may be obligated to pay for the Common Shares in any of the Purchases. The purchase price per Common Share for each Purchase is as follows:

•

Fixed Purchase—the lesser of (i) 95% of the daily volume weighted average price of Common Shares on Nasdaq, as reported by Bloomberg Financial LP using the AQR function for the five trading days immediately preceding the applicable date for such Fixed Purchase and (ii) the closing sale price of a Common Share on the applicable date for such Fixed Purchase during the full trading day on Nasdaq on such applicable purchase date.

•

VWAP Purchase—the lesser of (i) 95% of the closing sale price of the Common Shares on the date of the applicable VWAP Purchase and (ii) the VWAP during the applicable VWAP Purchase Period (as defined under the Purchase Agreement).

•

Additional VWAP Purchase – the lesser of (i) 95% of the closing sale price of the Common Shares on such applicable date of Additional VWAP Purchase, and (ii) the VWAP for the applicable Additional VWAP Purchase Period (as defined under the Purchase Agreement).

Maximum Number of Common Shares to be Purchased under each Applicable Purchase

Each Purchase has a maximum number of Common Shares or dollar amount that may be purchased by Keystone for each applicable Purchase. The maximum number of Common Shares, purchase prices and the closing sale prices will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring after the date of the Purchase Agreement.

•	Fixed Purchase—may not exceed $50,000.

•

VWAP Purchase—lesser of (i) 300% of the number of Common Shares directed by the Company to be purchased by Keystone pursuant to the corresponding Fixed Purchase and (ii) 30% of the trading volume in the Common Shares on Nasdaq during the applicable VWAP Purchase Period.

•

Additional VWAP Purchase—lesser of (i) 300% of the number of Common Shares directed by the Company to be purchased by Keystone pursuant to the corresponding Fixed Purchase and (ii) a number of Common Shares equal to (A) 30% multiplied by (B) the trading volume of the Common Shares on Nasdaq during the applicable Additional VWAP Purchase Period.

Provided, however that, Keystone’s maximum purchase commitment in any single VWAP Purchase, together with any one or more Additional VWAP Purchases that are effected on the same trading day as such VWAP Purchase, may not exceed $1,000,000 in the aggregate for such VWAP Purchase and Additional VWAP Purchases.

Under applicable rules of Nasdaq, in no event may the Company issue or sell to Keystone under the Purchase Agreement more than the Exchange Cap, or 12,030,218 Common Shares (including the Commitment Shares), which number of Common Shares is equal to 19.99% of the Common Shares outstanding immediately prior to the execution of the Purchase Agreement, unless (i) the Company first obtains stockholder approval to issue Common Shares in excess of the Exchange Cap in accordance with applicable Nasdaq listing rules, or (ii) at the time we have issued Common Shares equal to the Exchange Cap and at all times thereafter, the average price per Common Share for all Common Shares sold by us to Keystone under the Purchase Agreement equals or exceeds $0.05 per Common Share, such that the Exchange Cap limitation would no longer apply to issuances and sales of Common Shares by us to Keystone under the Purchase Agreement under applicable Nasdaq listing rules.

The Purchase Agreement also prohibits the Company from directing Keystone to purchase any Common Shares if those Common Shares, when aggregated with all other Common Shares then beneficially owned by Keystone and its affiliates, would result in Keystone having beneficial ownership of more than 4.99% of the outstanding Common Shares or if such Common Shares proposed to be issued and sold would materially affect control of the company pursuant to the rules of the TSX.

The Purchase Agreement contains customary representations, warranties, covenants, indemnification and termination provisions. Keystone has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Common Shares. There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings (other than restrictions on the Company’s ability to enter into additional “variable rate transactions” or substantially similar transactions as the transactions contemplated by the Purchase Agreement, subject to certain exceptions, during certain periods beginning prior to the applicable purchase dates for any Fixed Purchase, VWAP Purchase and Additional VWAP Purchase and ending after the dates on which such purchases are fully settled, as set forth in the Purchase Agreement), rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. The Purchase Agreement may be terminated by the Company at any time, at the Company’s sole discretion, without any cost or penalty (subject to the Company issuing the Commitment Shares), on one (1) trading day prior written notice to Keystone. Neither the Company, nor Keystone, may assign or transfer its rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the parties from and after the date that is one (1) trading day immediately preceding the date on which a registration statement is initially filed with the SEC pursuant to the Registration Rights Agreement.

The net proceeds under the Purchase Agreement to the Company will depend on the frequency of sales and the number of Common Shares sold to Keystone and prices at which the Company sells Common Shares to Keystone. The Company expects that any net proceeds received by the Company from such sales to Keystone will be used for working capital and general corporate purposes. Management of the Company believes that it is in the Company’s best interests to have the flexibility to sell Common Shares pursuant to the Purchase Agreement, subject to market conditions.

Conditions to Commencement and for Delivery of Fixed Purchase Notices, VWAP Purchase Notices and Additional VWAP Purchase Notices

The Company’s ability to deliver Fixed Purchase notices, VWAP Purchase notices, and Additional VWAP Purchase Notices to Keystone under the Purchase Agreement are subject to the satisfaction, both at the time of Commencement and at the time of delivery by the Company of any Fixed Purchase notice, VWAP Purchase notice or Additional VWAP Purchase Notice to Keystone, of certain conditions, all of which are entirely outside of Keystone’s control, including the following:

•	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

•

the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

•

the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include Common Shares that may be issued and sold by the Company to Keystone under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and Keystone being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) to resell all of the Common Shares included in this prospectus (and included in any such additional prospectuses);

•

the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include Common Shares that may be issued and sold by the Company to Keystone under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the Common Shares for offering or sale in any jurisdiction;

•

there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include Common Shares that may be issued and sold by the Company to Keystone under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in light of the circumstances under which they were made) not misleading;

•

this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to Commencement, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall have been filed with the SEC;

•

trading in the Common Shares shall not have been suspended by the SEC or Nasdaq, the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Shares on Nasdaq shall be terminated on a date certain (unless, prior to such date, the Common Shares is listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares;

•

the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

•

the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

•

the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

•

all of the Common Shares that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on Nasdaq (or any Eligible Market as defined in the Purchase Agreement), subject only to notice of issuance;

•	no condition, occurrence, state of facts or event constituting a material adverse effect shall have occurred and be continuing;

•

the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and

•

the receipt by Keystone of the opinions, bring-down opinions and negative assurances from outside counsel to the Company in the forms mutually agreed to by the Company and Keystone prior to the date of the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

•	the first day of the month next following the 24-month anniversary of the Commencement Date;

•	the date on which Keystone shall have purchased the Total Commitment pursuant to the Purchase Agreement;

•	the date on which the Common Shares shall have failed to be listed or quoted on Nasdaq or any other Eligible Market; and

•

thirtieth (30th) trading day next following the date on which the Company commences a voluntary bankruptcy case or any third party commences a bankruptcy proceeding against the Company, a custodian is appointed for the Company in a bankruptcy proceeding for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty (subject to the issuance of the Commitment Shares), upon one trading day’s prior written notice to Keystone.

No Short-Selling or Hedging by Keystone

Keystone has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our Common Shares during any time prior to the termination of the Purchase Agreement.

Prohibition on Variable Rate Transactions

Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into specified variable rate transactions during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Common Shares after the date of issuance.

Effect of Performance of the Purchase Agreement on our Stockholders

All Common Shares registered in this offering that may be issued or sold by us to Keystone under the Purchase Agreement are expected to be freely tradable. Common Shares registered in this offering may be sold by us to Keystone over a period of up to 24 months commencing on the date of this registration statement of which this prospectus is a part becomes effective. The resale by Keystone of a significant amount of Common Shares registered in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Shares to decline and to be highly volatile. Sales of our Common Shares to Keystone, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Keystone all, some or none of the additional Common Shares that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell Common Shares to Keystone, after Keystone has acquired the Common Shares, Keystone may resell all, some or none of those Common Shares at any time or from time to time in its discretion. Therefore, sales to Keystone by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our Common Shares. In addition, if we sell a substantial number of Common Shares to Keystone under the Purchase Agreement, or if investors expect that we will do so, the actual sales of Common Shares or the mere existence of our arrangement with Keystone may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our Common Shares to Keystone and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Keystone to purchase up to 12,030,218 Common Shares, subject to certain limitations. We have registered only a portion of the Common Shares issuable under the Purchase Agreement and, therefore, we may seek to issue and sell to Keystone under the Purchase Agreement more Common Shares than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional Common Shares, which could cause additional substantial dilution to our stockholders. The number of Common Shares ultimately offered for resale under this prospectus is dependent upon the number of Common Shares we direct Keystone to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Keystone from our sale of Common Shares to Keystone under the Purchase Agreement at varying purchase prices:

Assumed Purchase Price Per Share ($) (4)	Number of Registered Shares to be Purchased if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Keystone (2)	Gross Proceeds from the Sale of Shares to Keystone Under the Purchase Agreement ($)
$0.1600	11,789,614	19.57%	$1,886,338
$0.1700	11,789,614	19.57%	$2,004,234
$0.1780(3)	11,789,614	19.57%	$2,098,551
$0.1900	11,789,614	19.57%	$2,240,027
$0.2000	11,789,614	19.57%	$2,357,923
$0.2100	11,789,614	19.57%	$2,475,819
$0.2200	11,789,614	19.57%	$2,593,715

(1)

Although the Purchase Agreement provides that we may sell up to $25 million of our Common Shares to Keystone, we are only registering 12,030,218 Common Shares for resale under the registration statement of which this prospectus forms a part, including the 240,604 Commitment Shares issued or issuable to Keystone on in consideration of Keystone’s commitment to purchase our Common Shares at our direction under the Purchase Agreement, for which we will receive no cash proceeds. Therefore, only 11,789,614 of such Common Shares represent Common Shares that we may issue and sell to Keystone for cash consideration in purchases under the Purchase Agreement from time to time, at our sole discretion, during the 24-month period commencing on the Commencement Date, which may or may not cover all the Common Shares we ultimately sell to Keystone under the Purchase Agreement, if any, depending on the purchase price per Common Share. We have included in this column only the 11,789,614 Common Shares that we may issue and sell to Keystone for cash consideration in purchases under the Purchase Agreement that are being registered for resale in the offering made by this prospectus (excluding the 240,604 Commitment Shares), without regard for the Beneficial Ownership Cap.

(2)

The denominator is based on 60,181,183 Common Shares outstanding as of January 30, 2025, adjusted to include the issuance of the number of Common Shares set forth in the adjacent column that we would have sold to Keystone, assuming the average purchase price in the first column. The numerator is based on the number of Common Shares issuable under the Purchase Agreement at the corresponding assumed average purchase price set forth in the first column.

(3)	The closing sale price of our Common Shares on February 7, 2025.

SELLING SHAREHOLDER

This prospectus relates to the possible resale from time to time by Keystone Capital Partners of any or all of the Common Shares that may be issued by us to Keystone Capital Partners under the Purchase Agreement. For additional information regarding the issuance of Common Shares covered by this prospectus, see the section entitled “The Keystone Capital Transaction” above. We are registering the Common Shares pursuant to the provisions of the Registration Rights Agreement we entered into with Keystone Capital Partners on February 7, 2025 in order to permit the Selling Shareholder to offer the Common Shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, Keystone Capital Partners has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Shareholder” means Keystone Capital Partners, LLC.

The table below presents information regarding the Selling Shareholder and the Common Shares that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholder, and reflects holdings as of February 7, 2025. The number of Common Shares in the column “Maximum Number of Common Shares to be Offered Pursuant to this Prospectus” represents all of the Common Shares that the Selling Shareholder may offer under this prospectus. The Selling Shareholder may sell some, all or none of its Common Shares in this offering. We do not know how long the Selling Shareholder will hold the Common Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of the Common Shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes Common Shares with respect to which the Selling Shareholder has voting and investment power. The percentage of Common Shares beneficially owned by the Selling Shareholder prior to the offering shown in the table below is based on an aggregate of 0 Common Shares outstanding on February 7, 2025. Because the purchase price of the Common Shares issuable under the Purchase Agreement is determined on each Fixed Purchase Date, with respect to a Fixed Purchase, on the applicable VWAP Purchase Date, with respect to a VWAP Purchase, and on the applicable Additional VWAP Purchase Date, with respect to an Additional VWAP Purchase, the number of Common Shares that may actually be sold by the Company to Keystone Capital under the Purchase Agreement may be fewer than the number of Common Shares being offered by this prospectus. The fourth column assumes the sale of all of the Common Shares offered by the Selling Shareholder pursuant to this prospectus.

Name of Selling Shareholder	Number of Common Shares Owned Prior to Offering		Maximum Number of Common Shares to be Offered Pursuant to this Prospectus Number	Number of Common Shares Owned After Offering
	Number	Percent(1)		Number(3)	Percent(2)
Keystone Capital Partners, LLC(3)	0	*	12,030,218	12,030,218	19.96

*	Represents beneficial ownership of less than 1% of the outstanding Common Shares.
(1)	Applicable percentage ownership is based on 0 Common Shares outstanding as of February 7, 2025.
(2)	Assumes the sale of all Common Shares being offered pursuant to this prospectus.
(3)

The business address of Keystone Capital Partners, LLC is 139 Fulton Street, Suite 412, New York, NY 10038. Keystone Capital Partners, LLC’s principal business is that of a private investor. Ranz Group, LLC, a Delaware limited liability company, is the managing member of Keystone Capital Partners, LLC and the beneficial owner of 97% of the membership interests in Keystone Capital Partners, LLC. Fredric G. Zaino is the managing member of Ranz Group, LLC and has sole voting control and investment discretion over securities beneficially owned directly by Keystone Capital, LLC and indirectly by Ranz Group, LLC. We have been advised that none of Mr. Zaino, Ranz Group, LLC or Keystone Capital Partners, LLC is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Zaino as to beneficial ownership of the securities beneficially owned directly by Keystone Capital Partners, LLC and indirectly by Ranz Group, LLC.

PLAN OF DISTRIBUTION

The Common Shares offered by this prospectus are being offered by the Selling Shareholder, Keystone Capital Partners, LLC. The Common Shares may be sold or distributed from time to time by the Selling Shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our Common Shares offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for our Common Shares;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Common Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Common Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

None of our Common Shares issued pursuant to the Purchase Agreement will be offered for sale or sold by us or the Selling Shareholder on the TSX or to purchasers resident in Canada.

Keystone Capital Partners, LLC is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Keystone Capital Partners has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Shares that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Keystone Capital Partners has informed us that each such broker-dealer will receive commissions from Keystone Capital Partners that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of our Common Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the Common Shares sold by the Selling Shareholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our Common Shares sold by the Selling Shareholder may be less than or in excess of customary commissions. Neither we nor the Selling Shareholder can presently estimate the amount of compensation that any agent will receive from any purchasers of our Common Shares sold by the Selling Shareholder.

We know of no existing arrangements between the Selling Shareholder or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our Common Shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of Common Shares offered by this prospectus by the Selling Shareholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such Common Shares by the Selling Shareholder, any compensation paid by the Selling Shareholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our Common Shares covered by this prospectus by the Selling Shareholder. As consideration for its irrevocable commitment to purchase our Common Shares under the Purchase Agreement, we have issued to Keystone Capital Partners 72,181 Common Shares as the Initial Commitment Shares in accordance with the Purchase Agreement and have agreed to issue to Keystone Capital Partners an additional 168,423 Common Shares as the Back-End Commitment Shares. We will also pay to Keystone Capital Partners $25,000 in cash as reimbursement for the reasonable, out-of-pocket expenses incurred by Keystone Capital Partners, including the legal fees and disbursements of Keystone Capital Partners’ legal counsel, in connection with its due diligence investigation of the Company and in connection with the preparation, negotiation and execution of the Purchase Agreement.

We also have agreed to indemnify Keystone Capital Partners and certain other persons against certain liabilities in connection with the offering of our Common Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Keystone Capital Partners has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Keystone Capital Partners specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $145,000.

Keystone Capital Partners has represented to us that at no time prior to the date of the Purchase Agreement has Keystone Capital Partners or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Shares or any hedging transaction, which establishes a net short position with respect to our Common Shares. Keystone Capital Partners has agreed that during the term of the Purchase Agreement, neither Keystone Capital Partners, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Shareholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all of our Common Shares offered by this prospectus have been sold by the Selling Shareholder.

Our Common Shares are currently listed on Nasdaq under the symbol “APTO” and on the TSX under the symbol “APS”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our discussion and analysis of financial condition and results of operations is incorporated by reference from Part II, Item 7 of the Company’s Annual Report on Form 10-K (as amended) as filed with the SEC on March 26, 2025 and from Part II, Item 2 of the Company’s Quarterly Reports on Form 10-Q as filed with the SEC on March 31, 2024, June 30, 2024, and September 30, 2024 (see “Incorporation of Certain Information by Reference”).

BUSINESS

The description of our business is incorporated by reference from Part I, Item 1 of the Company’s Annual Report on Form 10-K (as amended) as filed with the SEC on March 26, 2024 (see “Incorporation of Certain Information by Reference”).

DESCRIPTION OF OUR COMMON SHARES AND SECURITIES WE ARE OFFERING

Offered Shares

We are offering 12,030,218 common shares.

Description of Securities

The following description of our common shares, no par value per share, is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Incorporation, Arrangement and Amendment last amended on June 12, 2015 (the “Articles”) and our Amended By-Law No. 2 (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K. We encourage you to read our Articles and our Bylaws for additional information.

Authorized Capital

Our authorized share capital consists of an unlimited number of common shares.

Voting Rights

Holders of common shares will be entitled to receive notice of and to attend all meetings of the shareholders. Holders of common shares are entitled to one vote per share on all matters voted on by the shareholders, including the election of directors. Our common shares do not have cumulative voting rights. Each director is elected by a plurality of the votes cast. However, in an uncontested election, if a nominee for director receives a greater number of votes “withheld” from his or her election than votes “for” such election, the nominee will be considered not to have received the support of the shareholders, even though duly elected as a matter of corporate law. Such a nominee will be expected to provide forthwith his or her resignation to the board, effective on acceptance by the board. Unless special circumstances apply, the board will accept the resignation. Within 90 days following the applicable meeting of the shareholders, the board will determine whether to accept or reject the resignation offer that has been submitted. Following the board’s decision on the resignation, the board will promptly disclose, via press release, its decision (including the reasons for rejecting the resignation offer, if applicable).

Except for the election of directors, or as otherwise required by the Articles, the Bylaws or applicable laws and regulations, all questions properly before a meeting of shareholders will be decided by a majority of the votes cast on the question.

Dividend Rights and Dividend Policy

The holders of common shares are entitled, at the discretion of our board of directors, to receive out of any or all of our assets properly available for the payment of dividends, any dividend declared by the board of directors and payable by us on our common shares. Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to us. We and our subsidiaries are, and may become, parties to agreements pursuant to which we borrow money, and certain covenants in these agreements may limit our ability to pay dividends or other distributions with respect to the common shares or to repurchase common shares.

We have not paid any dividends since our incorporation. At the discretion of our board of directors, we will consider paying dividends in the future as our operational circumstances may permit, having regard to, among other things, our earnings, cash flow and financial requirements. It is the current policy of our board of directors to retain all earnings to finance our business plan.

Liquidation Rights

The holders of common shares will participate on a pro rata basis in any distribution of our remaining property upon our liquidation, dissolution or winding-up or any other return of capital or distribution of our assets among our shareholders for the purpose of winding up our affairs.

Other Rights and Preferences

Our common shares have no sinking fund or redemption provisions or preemptive, conversion or exchange rights.

Fully Paid Shares

Our outstanding common shares are, and any newly issued common shares will be, fully paid and non-assessable.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the securities being offered hereby is being passed upon for us by McCarthy Tétrault LLP, Toronto, Ontario, with respect to matters of Canadian law and Dorsey & Whitney LLP, Vancouver, British Columbia and Denver, Colorado with respect to matters of U.S. law.

EXPERTS

The consolidated financial statements of Aptose Biosciences Inc. as of December 31, 2023 and 2022 and for the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2023 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934 and, accordingly, we file reports with and furnish other information to the SEC. This prospectus forms part of a registration statement we have filed with the SEC relating to, among other things, the Offered Shares. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement that we filed. For further information regarding us and the securities covered by this prospectus, you may desire to review the full registration statement, including its exhibits. The registration statement, including its exhibits, as well as the documents that we file with the SEC, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-800-SEC-0330. Copies of such materials are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website (http://www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC. This means that we can disclose important information to you by referring you to those documents.

We incorporate by reference into this prospectus the documents listed below:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on March 26, 2024, as amended and filed with the SEC on April 29, 2024;

•	Quarterly Report on Form 10-Q filed with the SEC on May 14, 2024, August 8, 2024, and November 12, 2024;

•	Our definitive proxy statements on Schedule 14A filed on May 14, 2024, July 17, 2024, and December 30, 2024;

•

Our Current Reports on Form 8-K filed with the SEC on January  30, 2024, March  1, 2024, April  5, 2024, April  26, 2024, May  1, 2024, May  31, 2024, June  3, 2024, June  20, 2024, July  19, 2024, August  30, 2024, September  6, 2024, October  4, 2024, November  25, 2024, January  13, 2025, January  21, 2025, January  28, 2025, February  3, 2025, February 13, 2025; and

•

The description of our common shares set forth under the heading “Additional Information—Common Shares” contained in our Annual Report on Form 20-F for the fiscal year end May  31, 2014, filed with the SEC on July 30, 2014, and incorporated by reference into our Registration Statement on Form 8-A, as filed with the SEC on October 21, 2014, including any amendment or report to such Registration Statement on Form 8-A filed for the purpose of amending such description.

In addition, all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus but before the termination of the offering of the securities covered by this prospectus, are hereby incorporated by reference into this prospectus.

We have not authorized anyone to provide you with any different or additional information other than that contained in or incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may provide.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference into this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. If exhibits to the documents incorporated by reference into this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided.

Requests for any of these documents should be directed to:

Investor Relations

Aptose Biosciences Inc.

66 Wellington Street West, Suite 5300

TD Bank Tower, Box 48

Toronto, Ontario M5K 1E6

Canada

PROSPECTUS

Aptose Biosciences Inc.

Offering of 12,030,218 Common Shares

    , 2025

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the Company, other than underwriting discounts and commissions, upon the completion of this offering. All amounts shown are estimates except for the SEC filing fee.

Approximate Amount
SEC registration fee	$336
Legal fees and expenses	88,000
Accounting fees and expenses	21,000
Transfer agent and registrar fees	10,000
Miscellaneous	664
Total	$120,000

Item 14.	Indemnification of Directors and Officers.

Under the Canada Business Corporations Act, or the “CBCA”, the Company may indemnify its current or former directors or officers or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Company or another entity, and the individual seeking indemnity shall have a right to such indemnity if such individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such individual ought to have done. The CBCA also provides that the Company may advance moneys to such an individual for the costs, charges and expenses of such a proceeding.

The CBCA also provides that the Company may with the approval of a court, indemnify such an individual or advance moneys against all costs, charges and expenses reasonably incurred by the individual in connection with an action by or on behalf of the Company or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual’s association with the Company or other entity at the Company’s request.

However, indemnification under any of the foregoing circumstances is prohibited under the CBCA unless the individual:

•

acted honestly and in good faith with a view to the Company’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company’s request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The Company’s by-law No. 2 provides that the Company will indemnify its directors or officers, former directors or officers or other individuals who act or have acted at the Company’s request as a director or officer, or in a similar capacity, of another entity, and his or her heirs and legal representatives to the extent permitted by the CBCA.

The Company’s by-law No. 2 further provides that, except as otherwise required by the CBCA, the Company may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was an employee or agent of the Company, or is or was serving at the request of the Company as an employee, agent of or participant in another entity against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interests of the other entity for which he or she served at the Company’s request and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction will not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Company or other entity and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his or her conduct was lawful.

The Company has entered into indemnity agreements with its directors and certain officers pursuant to which it has agreed to indemnify its officers and directors for:

(a)

all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having been a director and/or officer of the Company, if (i) they acted honestly and in good faith with a view to the best interests of the Company, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful.

(b)

all costs, charges and expenses reasonably incurred by them in connection with any action by or on behalf of the Company to procure a judgment in the Company’s favour to which they are made a party by reason of being or having been a director and/or officer of the Company.

(c)

all costs, charges and expenses reasonably incurred by them in connection with the defense of any civil, criminal or administrative proceeding to which they are made a party by reason of being or having been a director and/or officer of the Company if they have been substantially successful on the merits in their defense of the action or proceeding and they fulfil the conditions set forth in the two foregoing clauses (a)(i) and (a)(ii) above.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

The Company sold the securities described below within the past three years which were not registered under the Securities Act.

On December 9, 2022, the Company entered into an equity distribution agreement pursuant to which the Company may, from time to time, sell Common Shares having an aggregate offering value of up to $50 million through Jones Trading Institutional Services LLC (“Jones Trading”) on Nasdaq (the “2022 ATM Facility”). During the current year up to May 30, 2024, the date on which the Company terminated the 2022 ATM Facility, the Company issued 81,591 Common Shares under this 2022 ATM Facility at an average price of $1.22 per share for gross proceeds of $100 thousand ($97 thousand net of share issuance costs). On May 30, 2024, the Company terminated the 2022 At-The-Market Facility. Since inception to May 30, 2024, the date the Company terminated the 2022 ATM Facility, the Company raised a total of $2.1 million of gross proceeds ($2.0 million net of share issuance costs) under the 2022 ATM Facility. Costs associated with the proceeds consisted of a 3% cash commission.

On May 25, 2023, the Company entered into Purchase Agreement with Keystone Capital Partners, LLC (“Keystone”), pursuant to which Keystone has committed to purchase from the Company, at the Company’s direction, up to $25 million common shares, subject to the terms and conditions specified in such purchase agreement. Pursuant to the Purchase Agreement, the Company will issue to Keystone 7,547 Initial Commitment Shares on the Commencement Date as consideration for its irrevocable commitment to purchase the common shares thereunder, subject the terms and conditions contained therein. In the nine months ended September 30, 2023, the Company’s issuance of common shares to Keystone comprised 328,438 common shares. The securities were issued pursuant to an exemption from registration provided for under Section 4(a)(2) of the Securities Act. The Company relied on this exemption from registration based in part on representations made by the investor.

On September 6, 2023, the Company entered into a subscription agreement (the “Subscription Agreement”) with Hanmi Pharmaceutical Co., Ltd., a corporation formed under the laws of the Republic of Korea (“Hanmi Pharmaceutical”), pursuant to which the Company agreed to sell and issue to Hanmi Pharmaceutical and Hanmi Pharmaceutical agreed to purchase from the Company up to $7.0 million of our common shares, at a purchase price per common share of $4.448 (the “Purchase Price”), which represents a premium to the Nasdaq “Minimum Price” as defined under Rule 5635(d)(1)(A) under Nasdaq’s Listing Rules of $4.04 per common share for aggregate gross proceeds to the Company of up to $7.0 million (such transaction, the “Hanmi Investment”). Hanmi Pharmaceutical is a current shareholder of the Company and holds, as of the date of this current report, approximately 884,152 common shares which represents approximately 12.07% of the Company’s issued and outstanding common shares on a non-diluted basis. The Hanmi Investment was structured in two tranches. The first tranche of $3.0 million was paid upon the signing of the Subscription Agreement for the issuance of 668,449 common shares at the Purchase Price. The second tranche of $4.0 million (the “Second Tranche”) will be priced at a premium to the Nasdaq “Minimum Price” based on a formula set forth in the Subscription Agreement and will be paid upon the Company achieving certain milestones. The securities were issued pursuant to an exemption from registration provided for under Section 4(a)(2) of the Securities Act. The Company relied on this exemption from registration based in part on representations made by the investor.

On January 31, 2024, the Company announced the closing of a $9.7 million public offering (the “Public Offering”) and a $4 million private placement (the “Private Placement”) with Hanmi. The Public Offering comprised 5,649,122 Common Shares and warrants at a combined offering price of $1.71. This included 736,842 Common Shares and warrants pursuant to a full exercise by the underwriter of its over-allotment option. The Private Placement comprised 2,105,263 Common Shares sold at a price of $1.90, representing an 11% premium over the price of the Common Shares issued as part of the Public Offering. Nasdaq subsequently issued a letter to the Company regarding the value and the date of the Private Placement, as discussed in this note, below. Financing costs of approximately $1.4 million included underwriting costs of 7% and approximately $0.4 million in professional fees. The Company also issued Hanmi warrants to purchase Common Shares at an exercise price of $1.71 per Share.

On June 3, 2024, the Company closed a registered direct offering priced at-the-market under Nasdaq rules of 1,800,000 Common Shares at a purchase price of $1.15 per share and 2,055,000 pre-funded warrants at a purchase price of $1.149 per pre-funded warrant. Additionally, in a concurrent private placement, Aptose issued unregistered series A warrants to purchase up to 3,855,000 Common Shares and series B warrants to purchase up to 3,855,000 Common Shares, each at an exercise price of $1.15 per share. The series A and series B unregistered warrants became exercisable beginning on the effective date of shareholder approval of the issuance of the shares issuable upon exercise of the warrants which was obtained on September 5, 2024. The series A warrants will expire five years from September 5, 2024 and the series B warrants will expire eighteen months from September 5, 2024. The gross proceeds to the Company from the offering was approximately $4.43 million, before deducting the placement agent’s fees and other offering expenses. Financing costs of approximately $408 thousand included underwriting costs of 7% and professional fees. In addition, the underwriter received 192,750 warrants, each at an exercise price of $1.44. The unregistered warrants are exercisable on September 5, 2024 and will expire five years from September 5, 2024.

On February 7, 2025, the Company entered into Purchase Agreement with Keystone Capital Partners, LLC (“Keystone”), pursuant to which Keystone has committed to purchase from the Company, at the Company’s direction, up to $25 million common shares, subject to the terms and conditions specified in such purchase agreement. Pursuant to the Purchase Agreement, the Company issued to Keystone 72,191 Initial Commitment Shares concurrently with the Company’s execution of the Purchase Agreement as consideration for its irrevocable commitment to purchase the common shares thereunder, subject the terms and conditions contained therein. The securities were issued pursuant to an exemption from registration provided for under Section 4(a)(2) of the Securities Act. The Company relied on this exemption from registration based in part on representations made by the investor.

Item 16.	Exhibits and Financial Statement Schedules.

(a)

See the Exhibit Index on the page immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)	No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to any charter provision, by law or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

The following documents are being filed with the Commission as exhibits to this registration statement on Form S-1.

Exhibit Number	Description of Document

3.1	Articles of Incorporation, Arrangement and Amendment (incorporated herein by reference to Exhibit 99.3 to the Company’s Current Report on Form 6-K filed with the SEC on June 12, 2015)

3.2	By-law #2 of the Company (incorporated herein by reference to Exhibit 99.2 to the Company’s Current Report on Form 6-K filed with the SEC on June 12, 2015)

3.3	Certificate of Amendment (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 5, 2023)

4.1	Description of Securities (incorporated by reference to Exhibit 4.1 to the Company’s Annual report on Form 10-K filed with the SEC on March 22, 2022)

4.2	Form of Common Warrant (incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1/A filed October 31, 2024)

4.3	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1/A filed October 31, 2024)

4.4	Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-1/A filed October 31, 2024)

5.1*	Opinion of McCarthy Tétrault LLP

10.1	Indemnification Agreement dated July 10, 2007 between Lorus Therapeutics Inc. and the Company (incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 6-K filed with the SEC on September 4, 2007)

10.2+	Amended and Restated Executive Employment Agreement between the Company and Dr. William G. Rice dated August 19, 2014 (incorporated herein by reference to Exhibit 4.9A to the Company’s Annual Report on Form 20-F filed with the SEC on March 4, 2015)

10.3+	Share Option Plan as amended May 5, 2015 (incorporated herein by reference to Exhibit 99.2 to the Company’s Current Report on Form 6-K filed with the SEC on June 12, 2015)

10.4+	Stock Incentive Plan as adopted May 5, 2015 (incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 6-K filed with the SEC on June 12, 2015)

10.5+	Form of Executive Employment Agreement, dated December 4, 2019, between the Company and Dr. Rafael Bejar (incorporated herein by reference to Exhibit 10.7 to the Company’s Annual Report filed on Form 10-K filed with the SEC on March 10, 2020)

10.6^	License agreement dated June 13, 2018 by and between the Company and CrystalGenomics, Inc. (incorporated herein by reference to Exhibit 1.1 to the Company’s Current Report on Form 6-K filed with the SEC filed on June 22, 2018)

10.7^	Option and License Agreement between the Company and CrystalGenomics, Inc. dated March 21, 2016 (incorporated herein by reference on Form 10-KA/3 filed with the SEC on April 22, 2019)

10.8^	Amendment to Option and License Agreement between the Company and CrystalGenomics, Inc., dated April 26, 2016 (incorporated herein by reference to Exhibit 99.2 to the Company’s Current Report on Form 6-K filed with the SEC on June 8, 2016)

Exhibit Number	Description of Document

10.9^	Second Amendment to Option and License Agreement between the Company and CrystalGenomics, Inc., dated May 13, 2016 (incorporated herein by reference to Exhibit 99.3 to the Company’s Current Report on Form 6-K filed with the SEC on June 8, 2016)

10.10^	Third Amendment to Option and License Agreement between the Company and CrystalGenomics, Inc., dated May 19, 2016 (incorporated herein by reference to Exhibit 99.4 to the Company’s Current Report on Form 6-K filed with the SEC on June 8, 2016)

10.11^	Fourth Amendment to Option and License Agreement between the Company and CrystalGenomics, Inc., dated June 1, 2016 (incorporated herein by reference to Exhibit 99.5 to the Company’s Current Report on Form 6-K filed with the SEC on June 8, 2016)

10.12^	License Agreement dated as of March 6, 2018 by and between the Company and Ohm Oncology Inc. (incorporated herein by reference to Exhibit 99.2 on Form 6-K filed with the SEC filed on March 8, 2018)

10.13+	Aptose Biosciences Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to the Definitive Proxy statement on Schedule 14A filed with the SEC on April 1, 2021) (File no. 1-32001)

10.14+	Aptose Biosciences Inc. 2021 Employee Stock Incentive Plan (incorporated by reference to the Definitive Proxy statement on Schedule 14A filed with the SEC on April 1, 2021) (File no. 1-32001)

10.15^	Exclusive License Agreement, dated November 4, 2021, by and between Hanmi Pharmaceutical Co. Ltd. and Aptose Biosciences Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report filed on Form 8-K on November 4, 2021)

10.16	Employment Agreement dated June 3, 2019 between Aptose Biosciences Inc. and Philippe Ledru (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report filed on Form 8-K on April 11, 2022)

10.17	Employment Agreement, dated June 27, 2022, between Aptose Biosciences Inc. and Fletcher Payne (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report filed on Form 8-K on June 28, 2022)

10.18	Equity Distribution Agreement, dated December 9, 2022, among Aptose Biosciences Inc. and JonesTrading Institutional Services LLC (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report filed on Form 8-K on December 12, 2022)

10.19	Registration Rights Agreement, dated as of May 25, 2023, by and between the Company and Keystone Capital Partners, LLC (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 26, 2023)

10.20	Common Share Purchase Agreement, dated as of May 25, 2023, by and between the Company and Keystone Capital Partners, LLC (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 26, 2023)

10.21	Subscription Agreement, dated September 6, 2023, by and between the Company and Hanmi Pharmaceutical Co., Ltd. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 12, 2023)

10.22	Investor Rights Agreement, dated September 6, 2023, by and between the Company and Hanmi Pharmaceutical Co., Ltd. (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 12, 2023)

Exhibit Number	Description of Document

10.23	Facility Agreement among the Company and Hanmi Pharmaceutical Co., Ltd. dated August 27, 2024 (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed November 12, 2024)

10.24	Placement Agency Agreement, dated as of November 21, 2024, by and among Aptose Biosciences Inc. and A.G.P./Alliance Global Partners, as placement agent (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 25, 2024)

10.25	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-1/A filed October 31, 2024)

10.26	Sales Agreement, dated as of February 3, 2025, by and among Aptose Biosciences Inc. and A.G.P./Alliance Global Partners, as sales agent (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 3, 2025)

10.27*	Common Share Purchase Agreement, dated February 7, 2025, between Aptose Biosciences Inc. and Keystone Capital Partners, LLC (incorporated by reference herein to Exhibit 10.1 to the Company’s Current Report filed on Form 8-K on February 12, 2025)

10.28*	Registration Rights Agreement, dated February 7, 2025, between Aptose Biosciences Inc. and Keystone Capital Partners, LLC (incorporated by reference herein to Exhibit 10.2 to the Company’s Current Report filed on Form 8-K on February 12, 2025)

21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to the Company’s Current Report filed on Form 10-K on March 24, 2023)

23.1*	Consent of Independent Registered Public Accounting Firm (KPMG)

23.2*	Consent of McCarthy Tétrault LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page)

107*	Filing Fees

+	Indicates management contract or compensatory plan
*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada on February 13, 2025.

Aptose Biosciences Inc.

By:	/s/ Fletcher Payne
Fletcher Payne
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William G. Rice and Fletcher Payne, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Positions	Date

/s/ William G. Rice William G. Rice	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	February 13, 2025

/s/ Fletcher Payne Fletcher Payne	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 13, 2025

/s/ Denis Burger Denis Burger	Director	February 13, 2025

/s/ Carol Ashe Carol Ashe	Director	February 13, 2025

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/s/ Dr. Erich M. Platzer Dr. Erich M. Platzer	Director	February 13, 2025

/s/ Dr. Bernd R. Seizenger Dr. Bernd R. Seizenger	Director	February 13, 2025

/s/ Dr. Mark Vincent Dr. Mark Vincent	Director	February 13, 2025

/s/ Warren Whitehead Warren Whitehead	Director	February 13, 2025

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Aptose Biosciences Inc. in the United States, on this 13 day of February, 2025.

APTOSE BIOSCIENCES U.S. INC.

By:	/s/ Fletcher Payne
	Name:	Fletcher Payne
	Title:	Senior Vice President and Chief Financial Officer

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